CONSTRUCTION LOAN AGREEMENT

between

FIFTH THIRD BANK,

as Lender

and

23HUNDRED, LLC, a Delaware limited liability company

as Borrower

Dated as of October 18, 2012

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	4.9	Retainages	24

	4.10	Stored and Unincorporated Materials	25

	4.11	Final Construction Disbursement	25

	4.12	Expenses and Advances Secured by Security Instrument	26

	4.13	Acquiescence not a Waiver	27

	4.14	No Liability for Disbursements	27

5.	Representations and Warranties		27

	5.1	Formation, Qualification and Compliance	27

	5.2	Execution and Performance of Loan Documents	27

	5.3	Financial and Other Information	29

	5.4	No Material Adverse Change	29

	5.5	Enforceability	29

	5.6	Consents	30

	5.7	Tax Liability	30

	5.8	Usury	30

	5.9	Title to Property; Survey	30

	5.10	Utility Services	30

	5.11	Construction of the Project	31

	5.12	Leases	31

	5.13	Project Agreements	31

	5.14	Governmental Requirements	31

	5.15	Rights of Others	31

	5.16	Approved Budget; Draw Schedule	31

	5.17	Litigation	32

	5.18	Name and Principal Place of Business	32

	5.19	Delivery of Documents	32

	5.20	ERISA	32

	5.21	No Prohibited Persons	32

	5.22	Foreign Person	33

	5.23	Environmental	33

	5.24	Continuing Nature of Representations and Warranties	34

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6.	Project Covenants		34

	6.1	Completion of Project	34

	6.2	Conformity With Plans	34

	6.3	Change Orders	35

	6.4	Entry and Inspection	35

	6.5	Project Information	36

	6.6	Permits and Warranties	36

	6.7	Project Contracts	36

	6.8	Protection Against Liens	36

	6.9	Lender Consultant	36

	6.10	Property Management Agreement	37

	6.11	Development Fees	37

	6.12	Project Agreements with Affiliates of Borrower	37

	6.13	Reappraisal Requirements	37

7.	Maintenance, Operation, Preservation and Repair of Property		38

	7.1	Alterations and Repair	38

	7.2	Compliance	38

	7.3	Changes in Property Restrictions	38

	7.4	Books and Records	38

	7.5	Consultation with Lender Consultant	38

8.	Other Affirmative Covenants		38

	8.1	Existence	39

	8.2	Protection of Liens	39

	8.3	Title Insurance Endorsements	39

	8.4	Notice of Certain Matters	39

	8.5	Additional Reports and Information	40

	8.6	Further Assurances	40

	8.7	Financial Statements; Access to Business Information	40

	8.8	Project Accounts	42

	8.9	Keeping Guarantor Informed	42

	8.10	Single Purpose Entity	42

	8.11	Additional Banking Laws	45

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	8.12	Tax Shelter Disclosure	45

	8.13	Taxes	45

	8.14	Escrow Deposits	46

	8.15	NOI Escrow	47

9.	Other Negative Covenants		47

	9.1	Liens on Property	47

	9.2	Liens on Personal Property	47

	9.3	Removal of Personal Property	47

	9.4	Amendment of Organizational Documents	47

	9.5	Management Agreement	48

	9.6	Project Agreements	48

	9.7	Limitations on Additional Indebtedness; Other Prohibited Transactions	48

	9.8	[Intentionally deleted]	48

10.	Insurance, Casualty and Condemnation		48

	10.1	Insurance Coverage	48

	10.2	Casualty Loss; Proceeds of Insurance	50

	10.3	Condemnation and Eminent Domain	52

	10.4	Disbursement of Insurance Proceeds and Awards	53

11.	Defaults and Remedies		54

	11.1	Events of Default	54

	11.2	Remedies Upon Default	58

	11.3	Cumulative Remedies, No Waiver	58

12.	Miscellaneous		59

	12.1	Nonliability	59

	12.2	Indemnification of the Lender	60

	12.3	Reimbursement of Lender	61

	12.4	Obligations Unconditional and Independent	61

	12.5	Notices	61

	12.6	Survival of Representations and Warranties	62

	12.7	Signs	62

	12.8	No Third Parties Benefited	62

	12.9	Binding Effect, Assignment of Obligations	62

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12.10	Counterparts	63

12.11	Prior Agreements; Amendments; Consents	63

12.12	Governing Law	63

12.13	Severability of Provisions	63

12.14	Headings	63

12.15	Conflicts	63

12.16	Time of the Essence	63

12.17	Participations, Pledges and Syndication and Securitization	64

12.18	Rights to Share Information	64

12.19	Pledge to Federal Reserve	64

12.20	Guaranties Unsecured	64

12.21	JURY WAIVER	65

12.22	JURISDICTION AND VENUE	65

12.23	Patriot Act	65

12.24	Right of Setoff	65

12.25	Times	65

EXHIBITS

A	-	LEGAL DESCRIPTION

B	-	PERMITTED ENCUMBRANCES

C-1	-	BUDGET REALLOCATION REQUEST

C-2	-	DISBURSEMENT REQUEST

D	-	LOAN DOCUMENTS

E	-	APPROVED BUDGET

F	-	DRAW SCHEDULE

G	-	RENT ROLL

H	-	INSURANCE REQUIREMENTS

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CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (the “Agreement”) is executed as of October 18, 2012, by and between FIFTH THIRD BANK, an Ohio banking corporation (“Lender”), and 23HUNDRED, LLC, a Delaware limited liability company (“Borrower”).

RECITALS:

A.         Borrower is, as of the date hereof, the holder of fee simple title to the real estate legally described on Exhibit A attached hereto (together with all easements and other rights appurtenant thereto, the “Land”).

B.         Borrower proposes to develop, construct and lease the Project (as defined herein).

C.         Borrower has applied to Lender for a loan for the purpose of providing a portion of the funds required to construct the Project and Lender is willing to make the loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises, and the mutual covenants and agreements set forth herein, and for one dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions and Interpretation.

1.1         Exhibits Incorporated. All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are fully incorporated herein by this reference.

1.2         Defined Terms. All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, (i) such Person or (ii) any general partner, manager or managing member of such Person; (b) any other Person 50% or more of the equity interest of which is held beneficially or of record by (i) such Person or (ii) any general partner, manager or managing member of such Person, and (c) any general partner, limited partner or member of (i) such Person or (ii) any general partner or managing member of such Person. As used in the previous sentence, “control” means the possession, directly or indirectly, of the power to cause the direction of the management of a Person, whether through voting securities, by contract; family relationship or otherwise.

“Applicable Laws” means all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local Governmental Agency which are applicable to Borrower, the Guarantor or the Property.

“Appraisal” means a written statement setting forth an opinion of the market value of the Land and the Improvements that (i) has been independently and impartially prepared by a qualified appraiser directly engaged by the Lender or its agent, (ii) complies with all applicable federal and state laws, regulations, and guidelines dealing with appraisals or valuations of real property, and (iii) has been reviewed as to form and content and approved by the Lender, in its sole discretion.

“Approved Budget” means the line item budget for the Project inclusive of all Project Costs, including, without limitation, all hard and soft costs of the Project and the sources of all funds required to pay Project Costs, as reviewed and approved by Lender and as set forth in Exhibit E attached hereto, as modified from time to time in accordance with this Agreement.

“Architect” means Poole & Poole Architects or any other architect for the Project approved by Lender from time to time.

“Architect’s Contract” means that certain Standard Form of Agreement Between Architect and Owner by and between Borrower and Architect dated _______________, 2012 which shall provide for the design of all Improvements and construction administration services by the Architect and of which Lender shall be a third party beneficiary.

“Assignment of Leases” means the Assignment of Leases and Rents of even date herewith executed by Borrower in favor of Lender.

“Available Funds” has the meaning provided in Section 4.4 of this Agreement.

“Balancing Deposit” has the meaning provided in Section 4.4 of this Agreement.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday on which Lender is open and conducting customary banking transactions in the State of Tennessee.

“Borrower Entity Documents” means the Operating Agreement and the Articles of Organization and Certificate of Formation of Borrower.

“Change Orders” means changes in the Plans and/or the scope of the work to be completed under the General Contract.

“City” means the City of Nashville, Tennessee.

“Closing” means the execution and delivery of the Loan Documents.

“Closing Date” means the date upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Entities” has the meaning set forth in Section 3.1(t)(iii).

“Construction Commencement Date” means on or before October 30, 2012.

“Construction Completion” means the date on which all of the following events have occurred: (i) construction of the Project is substantially complete, lien-free and defect free, to the reasonable satisfaction of the Lender and certificates of occupancy or the functional equivalent thereof issued by the City, permitting occupancy without condition, have been issued for the Project; (ii) the Architect has issued a certificate of completion in the form of AIA Document G704 or a substantially similar form reasonably acceptable to the Lender; (iii) all amounts owing to the General Contractor for the construction of the Project have been paid-in-full (subject to holdbacks for “punch list items”); (iv) final lien waivers have been obtained; and (v) all other conditions to the Final Construction Disbursement as provided in Section 4.11 of this Agreement have been satisfied.

“Construction Completion Date” means the date which is seventeen (17) months from the Construction Commencement Date.

“Construction Contracts” means the General Contract and the Subcontracts.

“Construction Disbursement” means a disbursement of Loan Proceeds for construction of the Project.

“Construction Escrow” has the meaning provided in Section 3.1(u) of this Agreement.

“Construction Schedule” has the meaning provided in Section 3.1(q) of this Agreement.

“Debt Service” means the payments of principal and interest that were due and payable on the Loan during the period referred to in the definition of Operating Cash Flow, assuming required monthly principal and interest payments that would be necessary to fully amortize the Loan over a thirty (30) year period at an interest rate per annum equal to the greater of (i) the then applicable Interest Rate (as defined in the Note); (ii) six and one-half (6 ½%) percent per annum or (iii) two hundred fifty (250) basis points in excess of the rate of ten year United States Treasury Notes as published in The Wall Street Journal (provided, however, if The Wall Street Journal ceases to publish such rate, then the interest rate shall be determined by reference to a comparable publication designated by Lender) on the fifteenth (15th) day preceding the determination of Debt Service Coverage Ratio (or if such day is not a Business Day, the next succeeding Business Day) / the sum of all scheduled principal (if any) and interest payments on the Loan and any other debt expressly approved by Lender (other than trade payables) that is due and payable during the calculation period.

“Debt Service Coverage Ratio” means, for any given period, annualized actual cash revenues less all operating expenses (except for non-recurring or extraordinary items), including a 3.5% management fee, reserves for real estate taxes and insurance, plus a capital reserve of $300 per unit, for three consecutive trailing periods of three months; divided by debt service which will be calculated using the outstanding principal balance, a 30-year amortization schedule and an assumed interest rate equal to the greater of the current rate, 6.5%, or 250 bps over the 10-year U.S. Treasury Bond rate.

“Default” means the occurrence of any event, circumstance or condition which constitutes a breach of or a default under this Agreement or any other Loan Document and which, after the giving of any required notice and/or the passage of any applicable cure period, would constitute an Event of Default under this Agreement or any other Loan Document.

“Default Rate” shall have the meaning set forth in the Note.

“Disbursements” means disbursements by Lender of proceeds of the Loan.

“Disbursement Request” has the meaning provided in Section 4.3(a) of this Agreement.

“Draw Schedule” means the draw schedule for the Project attached hereto as Exhibit F, showing the funding sources for the Project and the projected draw schedule for each funding source for the Project, as such draw schedule may hereafter be amended with the prior written consent of Lender.

“Engineer” means Barge, Cauthen and Associates or any other engineer for the Project approved by Lender from time to time.

“Engineer’s Contract” means that certain Standard Form of Agreement Between Engineer and Owner by and between Borrower and Engineer dated _______________, 20___.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of even date herewith executed by Borrower and [each] Guarantor for the benefit of Lender.

“Equity Contributions” has the meaning provided in Section 2.6 of this Agreement

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Event of Default” means any event so designated in Section 11.1, or any other section or provision, of this Agreement.

“Fiscal Year” means Borrower’s fiscal year, ending on December 31st of each calendar year.

“Force Majeure Event” means an event that is beyond the control of the Borrower or the Guarantor and is of the kind and/or nature of a riot, war, act of enemies (including terrorism within the continental United States), national emergency, fire, flood, act of God, severe weather conditions, material shortage or strike that renders it substantially impossible for the Borrower to pursue completion of the Project.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Contract” means that certain Standard Form of Agreement Between Owner and Contractor by and between Borrower and the General Contractor dated as of _________________, 20___ as amended from time to time in accordance with the terms and provisions of this Agreement.

“General Contractor” means Cambridge Winter or any other general contractor for the Project approved by Lender from time to time.

“Governmental Agency” means any governmental or quasi-governmental agency, board, bureau, commission, department, court, administrative tribunal or other instrumentality or authority, and any public utility.

“Gross Revenues” means for any period, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Property during such period; however, that in no event shall Gross Revenues include (i) any loan proceeds; (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from tenants in the Property, unless and until the same are applied to rent or other obligations in accordance with the tenant’s lease; or (v) any other extraordinary items.

“Guarantor” means Todd Jackovich, and any Person who now or hereafter partially or fully guarantees the payment or performance of any indebtedness or other obligation to Lender under any Loan Document.

“Guarantor Fiscal Year” has the meaning provided in Section 8.7(e) of this Agreement

“Guaranty” means, collectively, all guaranties required pursuant to this Agreement and all guaranties pursuant to which any Person now or hereafter partially or fully guarantees the payment or performance of any indebtedness or other obligation to Lender under any Loan Document, and initially means the Guaranty of Payment and the Guaranty of Completion, each dated as of even date herewith given by Guarantor in favor of Lender.

“Hazardous Materials” has the meaning given that term in the Environmental Indemnity Agreement.

“Improvements” means all buildings and other improvements and fixtures now or hereafter comprising any portion of the Property, including, without limitation, all on-site and off-site improvements required for the construction and operation of the Project.

“In Balance” has the meaning provided in Section 4.4 of this Agreement.

“Indebtedness” means any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Lender or to any of its Affiliates or successors, arising under or in connection with the Loan, this Agreement, any other Loan Document, or arising under or in connection with any Rate Management Agreement.

“Interest Rate” as defined in the Note.

“Interest Reserve” has the meaning provided in 2.7(a) of this Agreement.

“Land” has the meaning provided in Recital A of this Agreement.

“Leases” shall mean all leases now or hereafter executed by or on behalf of Tenants pertaining to the rental of space within the Property.

“Lender” means Fifth Third Bank, an Ohio banking corporation, and its successors and assigns.

“Lender Consultant” means any third-party engineering, architectural or consulting firm hired by Lender to advise and assist Lender in connection with the Project.

“Loan” means the loan made hereunder and governed by the terms hereof.

“Loan Amount” means an amount not to exceed $23,569,000.00.

“Loan Documents” means, collectively, this Agreement, the documents set forth in Exhibit D and any other agreement, document or instrument evidencing and/or securing the obligations of Borrower or Guarantor to Lender that Lender requires in connection with the execution of this Agreement or from time to time to effectuate the purposes of this Agreement, together with all amendments, restatements, supplements and modifications thereof.

“Loan Expenses” has the meaning provided in Section 4.2(c) of this Agreement.

“Loan Proceeds” means all amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

“Manager” means BR Stonehenge 23Hundred JV, LLC, a Delaware limited liability company, and any other Person that now or hereafter is the Manager of Borrower.

“Material Change Order” has the meaning provided in Section 6.3(e) of this Agreement

“Maturity Date” means the date that is thirty-six (36) months from the Closing Date, subject to extension as provided in the Note.

“Member” means BR Stonehenge 23 Hundred JB, LLC.

“Note” means that certain Promissory Note in the stated principal amount of $23,569,000.00 dated as of even date herewith made by Borrower and payable to the order of Lender, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Operating Agreement” means that certain Operating Agreement by and among the Members dated as of October 9, 2012, as the same may be amended from time to time.

“Operating Account” has the meaning provided in Section 8.8 of this Agreement

“Operating Cash Flow” means, during any calculation period, all Gross Revenues (as defined herein) actually received in the applicable calculation period arising from the ownership and operation of the Property (excluding tenant security deposits and rent paid during the applicable calculation period by any tenant for more than the number of months of rental obligations contained in the calculation period) less all Operating Expenses paid or due and payable during the applicable calculation period.

“Operating Expenses” means the actual, reasonable and necessary costs and expenses of owning, operating, managing and maintaining the Property (incurred by Borrower during any period), determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis), including, $300.00 per apartment unit as a capital reserve and a management fee in an amount equal to the greater of: (i) the actual management fees; or (ii) 3.50% of Gross Revenues, excepting, however, (a) interest or principal due on the Loan; (b) capital expenditures; and (c) non-cash charges such as depreciation and amortization.

“Party” means any Person (other than Lender) who is a party or signatory to any Loan Document.

“Payment and Performance Bonds” has the meaning provided in Section 3.1(p) of this Agreement.

“Permitted Encumbrances” means, collectively, all matters listed on Exhibit B to this Agreement as permitted title insurance exceptions.

“Permits” has the meaning provided in Section 3.1(e)(ii) of this Agreement

“Permitted Transfer” means any transfer of interest of an interest in any Member expressly permitted without the consent of Lender.

“Person” means any entity, whether an individual, trustee, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Agency or otherwise.

“Personal Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to all furniture, furnishings, fixtures, machinery, equipment, inventory and other personal property of every kind, tangible and intangible, now or hereafter (i) located on or about the Property, (ii) used or to be used in connection with the Property, or (iii) relating or arising with respect to the Property.

“Plans” means the detailed plans and specifications and/or project manual for the construction of the Project, which are prepared in accordance with the terms of the Architect’s Contract and Engineer’s Contract and accepted by Lender and the Lender Consultant, including any shop or field drawings made in furtherance thereof, together with any changes made therein which are permitted under the terms of this Agreement.

“Project” means the acquisition of the Land and construction and development of the Improvements as a multi-family rental apartment project containing 266 units in substantial accordance with this Agreement, the Plans and all Applicable Laws.

“Project Agreements” means, collectively, all agreements (other than the Loan Documents) relating to the acquisition, financing, construction or operation of the Property, including but not limited to the Borrower Entity Documents, the Architect’s Agreement, the Engineer’s Agreement and the Construction Contracts.

“Project Costs” means each of the following items, but only to the extent specifically set forth in the Approved Budget and only to the extent specifically required to complete the Project:

(a)         The actual hard costs of completing construction of the Improvements, including demolition and environmental remediation costs;

(b)         The actual costs of acquiring the Land and acquiring and installing the Personal Property;

(c)         Premiums for title, casualty, liability and other insurance required by Lender;

(d)         The cost of recording and filing the applicable Loan Documents;

(e)         Real estate taxes and other assessments which Borrower is obligated to pay during the term of the Loan;

(f)         Interest, fees and similar charges payable by Borrower to Lender hereunder or under the Note or any of the other Loan Documents;

(g)         Legal and other closing costs;

(h)         Architectural, engineering and consulting fees;

(i)         Such other soft costs as Lender approves; and

(j)         All other Loan Expenses.

“Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to the Land, all Improvements and fixtures now or hereafter located thereon, and all additions and accretions thereto.

“Property Management Agreement” means that certain Management Agreement by and between Borrower and Property Manager dated as of ___________.

“Property Manager” means Matrix Residential, LLC, or any other manager for the Property approved by Lender from time to time.

“Rate Management Agreement” means any agreement and related documents, whether or not in writing, relating to any rate swap, forward rate transaction, commodity swap, equity index swap or option, interest rate option, cap or collar transaction, or any other similar transaction, including, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into by Borrower (or its affiliate) in connection with the Loan, together with any related schedules and confirmations, as amended, supplemented, superseded or replaced from time to time.

“Reserves” has the meaning provided for in Section 2.7(b) hereof.

“Security Instrument” means that certain Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated as of even date herewith from Borrower to and for the benefit of Lender, encumbering the Property, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Subcontract” means any contract and/or purchase order between General Contractor and a Subcontractor, or a Subcontractor and another Subcontractor, for the construction or equipping of the Property or for the furnishing of labor or materials for all or any portion of the Property.

“Subcontractor” means any person or entity having a contract with General Contractor or another Subcontractor for the construction, equipping or supplying by such Subcontractor of any portion of the Property.

“Sworn Construction Cost Statement” has the meaning provided in Section 3.1(o) of this Agreement.

“Taxes” means all general and special taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever levied or assessed against the Property, or any part thereof, or any interest therein, or any income or revenue therefrom, or any obligation or instrument secured hereby, and all installments thereof.

“Title Company” means the title company which issues the Title Policy.

“Title Policy” has the meaning provided in Section 3.1(b) of this Agreement.

“Toxic Mold” means mold or fungus of a type that may pose a risk to human health or the environment or would negatively and materially impact the value of the Property.

1.3         Singular and Plural Terms. Any defined term used in the plural in any Loan Document shall refer to all members of the relevant class and any defined term used in the singular shall refer to any number of the members of the relevant class.

1.4         Accounting Principles. Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Lender.

1.5         References and Other Terms. Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be modified. References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named. References to subparagraphs shall be construed as references to the same Section in which the reference appears. The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms “including” and “include” mean “including (include) without limitation.”

2.	The Loan; Equity Requirements; Reserves.

2.1         Agreement to Borrow and Lend. Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower, an amount not to exceed the Loan Amount, on the terms of and subject to the conditions of this Agreement. The Loan is not a revolving facility, and Borrower shall not have the right to re-borrow any portion of the principal balance of the Loan repaid by Borrower.

2.2         Interest. Interest on funds advanced hereunder shall be due and payable by Borrower to Lender in the manner set forth in the Note. Disbursements from the Interest Reserve shall be made in accordance with Section 2.7(a) of this Agreement. Nothing in this section or Section 2.7(a) shall prevent Borrower from paying interest from a source other than the Interest Reserve.

2.3         Principal Payments; Maturity Date. The principal of the Loan shall be paid in the manner set forth in the Note.

2.4         Loan Fee. On the Closing Date, Borrower shall pay to Lender, for Lender’s sole account in immediately available funds, a loan fee in the amount of $117,845.00.

2.5         Prepayment. The Loan shall be prepayable only in accordance with the terms and conditions of the Note.

2.6         Equity Contributions. On or prior to the Closing Date, and as a condition to any disbursement of the Loan, the Borrower shall have provided evidence reasonably satisfactory to Lender that Borrower’s cash equity invested in the Project is not less than the difference between the total Project Costs as set forth in the Approved Budget and the maximum Loan Amount; provided, however, in no event shall Borrower’s cash equity in the Project be less than thirty percent (30%) of the total Project Costs as set out in the Approved Budget approved by Lender hereunder. Borrower’s cash equity must be either (i) deposited with the Lender on or prior to the date of this Agreement and disbursed prior to the first disbursement of Loan proceeds or (ii) used to pay direct Project Costs approved by Lender with evidence of payment delivered to Lender prior to the first disbursement of Loan proceeds ; provided, however, that the appraised value of the Land as approved by Lender hereunder in excess of the Borrower’s cost shall be included in the determination of minimum equity hereunder.

2.7          Reserve Accounts / Interest Reserve.

(a)         On the Closing Date, Lender shall establish an unfunded reserve, to be disbursed from the proceeds of the Loan, in the amount of $392,724.00 for the payment of interest payable on the Loan (the “Interest Reserve”). Provided that no Default shall have occurred and be continuing and no Event of Default shall have occurred, prior to the date advances shall be made by Lender from the Interest Reserve for payment when due of accrued and unpaid interest on the Loan or, if applicable, for payment of amounts payable and unpaid, in lieu of accrued interest under the Loan, under any Rate Management Agreement. Borrower acknowledges and agrees that the payment of such accrued and unpaid interest, or, if applicable, amounts payable and unpaid, in lieu of accrued interest under the Loan, under any Rate Management Agreement, by the method described herein is for its convenience and benefit. If at any time there are no funds remaining in the Interest Reserve, Lender shall no longer have any obligation for funding of accrued and unpaid interest, or amounts payable and unpaid, in lieu of accrued interest, under any Rate Management Agreement, whereupon Borrower shall be and remain responsible for the continuation of all such payments from funds other than Loan Proceeds. If at any time Lender, in its reasonable judgment, estimates that the interest remaining to be paid on the Loan through the Maturity Date exceeds the undisbursed proceeds of the Loan allocated to the Interest Reserve, Borrower, within ten (10) days after request by Lender, will make a “Balancing Deposit” (as defined in Section 4.4) in the amount of the shortfall which shall first be exhausted before any further disbursement of the Loan Proceeds to pay interest on the Loan.

(b)         In addition to the Interest Reserve, Lender may establish and set aside out of the undisbursed proceeds of the Loan, reserves (collectively, the “Reserves”) in such amounts as may be reasonably estimated by Lender from time to time to provide for payment of the items of Project Cost as the same may accrue or become payable prior to the repayment in full of the Loan. Amounts set aside as Reserves shall not be available for disbursement to Borrower for any purpose other than payment of the item or group or items for which the Reserve was established. Based upon the facts then available to Lender, Lender may adjust and reallocate the amount of any Reserve from time to time. Items for which Reserves may be established shall include (i) Loan Expenses, (ii) real estate taxes and assessments, (iii) premiums on insurance policies and bonds (if any) required to be furnished by Borrower hereunder (iv) leasing commissions and tenant improvements, if applicable, and (v) contingencies.

2.8          Letter of Credit. Borrower shall provide to Lender a standby letter of credit “Letter of Credit”) (or cash equivalents/marketable securities deposited with Lender) in the amount of $3,250,000.00 to be drawn upon the occurrence of an Event of Default to be applied to the Indebtedness. At such time as the Project achieves a Debt Service Coverage Ratio of 1:25 to 1:00 based upon a twenty-five (25) year amortization schedule and an assumed interest rate equal to the greater of the current rate, 7.0% or 275 bps over the 10-year Treasury Bond rate, the Letter of Credit amount shall reduce to $1,500,000.00. For avoidance of doubt, once the Letter of Credit has been reduced as provided hereinabove, it shall not be subject to any future increases.

3.	Conditions to Closing.

3.1         Conditions to Closing. As a condition precedent to the Closing, Borrower shall furnish to Lender the following, all of which must be strictly satisfactory to Lender and Lender’s counsel in form, content and execution:

(a)         Loan Documents. Fully executed original copies of each of the Loan Documents listed on Exhibit D hereto.

(b)         Title Insurance Policy. At the Closing (or as soon as practicable thereafter, with a marked-up pro-forma policy to be delivered at the Closing), an ALTA 2006 Loan Policy (“Title Policy”) issued by the Title Insurance Company in the full amount of the Loan naming Lender as the insured party and Borrower as the owner and fee simple title holder of the Property, in each case subject only to the Permitted Encumbrances, and insuring the lien of the Security Instrument as a first and prior lien upon the Property, subject to no exceptions other than exceptions approved by Lender. The Title Policy must specifically insure Lender for claims and questions related to claims for mechanics’ or materialmen’s liens and shall include endorsements satisfactory to Lender, including, without limitation, (i) a Pending Disbursement and Interim Mechanic’s Lien Endorsement / an ALTA 14 Future Advance Endorsement, (ii) a Modified ALTA Form 3.0 Zoning Endorsement (based on plans and specifications with parking and excluding the marketability limitation), with commitment to issue a standard 3.1 with parking and excluding the marketability limitation upon completion of the Project, (iii) a Survey Endorsement, (iv) a Usury (and violation of consumer credit laws) Endorsement, (v) an Access Endorsement, (vi) a Tax Parcel Endorsement, (vii) a Contiguity Endorsement, if applicable, (viii) an Environmental Lien Endorsement, (ix) Modified Comprehensive Endorsement (based on plans and specifications), with commitment to issue a standard Comprehensive Endorsement upon completion of the Project, (x) a Utility Facility Endorsement, (xi) a Variable Rate Endorsement, (xii) a Doing Business Endorsement, and (xiii) such other Endorsements as the Lender may require.

(c)         Survey. A survey (“Survey”) of the Land dated no earlier than ninety (90) days prior to the Closing Date, which Survey must be prepared by a Tennessee registered land surveyor in accordance with the current survey standards of the American Land Title Association and American Congress on Surveying and Mapping for urban surveys. The Survey must be certified to Borrower, Lender and the Title Company. The Survey must satisfy all of Lender’s current standards for surveys, as delivered by Lender to Borrower, and include such additional information as may be required by the Title Company to provide survey coverage in the Title Policy. Borrower shall furnish three (3) copies of a final as-built Survey on completion of construction showing the location of all Improvements on the Property and otherwise complying with the foregoing requirements.

(d)         Insurance Policies. Certificates of insurance for all insurance policies required pursuant to Section 10 hereof, or at Lender’s request copies of the insurance policies.

(e)         Utilities; Licenses; Permits. As a condition precedent to the first Loan Disbursement, evidence satisfactory to Lender that:

(i)         all utility and municipal services required for the construction, occupancy and operation of the Project are available for use and tap-on at the Premises, subject only to payment of fees included in the Approved Budget, or will be available after construction thereof as provided in the Construction Contracts, subject only to payment of costs and fees included in the Approved Budget;

(ii)         all permits, licenses and governmental approvals (“Permits”), including all general building permits required to be issued by the applicable Governmental Agency to authorize construction of the Project in accordance with the Plans, required by applicable law to construct the Project have been issued, are in full force and all fees therefor have been fully paid;

(iii)        the storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Project do (or when constructed will) comply with all Applicable Laws, including Environmental Laws and the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Property have issued their Permits for the construction and operation thereof; and

(iv)        all utility, parking, access (including curb-cuts and public street access), construction, recreational and other easements and permits required or, in Lender’s reasonable judgment, necessary for the construction and use of the Project have been granted or issued;

which evidence shall include a complete list of all Permits required to construct, occupy and operate the Project and copies of all Permits issued to date and all utility letters, licenses and grants of easements.

(f)         Geotechnical Report. A geotechnical report prepared by a licensed soil engineer satisfactory to Lender showing the locations of all borings, containing boring logs for all borings together with recommendations for the design of the foundations, paved areas and underground utilities for the Project, confirming that there are no mining facilities, sink holes or voids beneath the Land, confirming that no conditions exist which could cause subsidence of any portion of the Land and showing no state of facts which could adversely affect the Project.

(g)         Environmental Report. A written report or reports (collectively, “Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Lender in its sole and absolute discretion, together with a reliance letter addressed to Lender or a separate agreement with such consultant permitting Lender to rely on such report. The Environmental Report shall be subject to Lender’s approval in its sole and absolute discretion.

(h)        Appraisal. An Appraisal, which Appraisal must show the appraised value of the Property, as-stabilized of not less than $44,750,000.00.

(i)         Documents of Record. Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Premises.

(j)         Searches. A report from a national search company acceptable to Lender indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Encumbrances and liens and security interests in favor of Lender) are of record or on file encumbering any portion of the Property, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower, Managing Member or Guarantor (or, with respect to a Guarantor only, explanations satisfactory to Lender of any judgments or pending litigation in existence).

(k)        Plans and Specifications. As a condition precedent to the first Loan Disbursement, three hard copies of the final detailed Plans for the Project, as submitted to the appropriate Governmental Agency for issuance of the general building permit, including all changes to the date of submission thereof, showing identification thereof by the Architect and generally consistent with any preliminary plans theretofore submitted to Lender, together with evidence satisfactory to Lender that the Plans have been approved by the General Contractor, sureties on the Payment and Performance Bonds. The Plans must be satisfactory to Lender and Lender Consultant in all respects and must be approved in writing by Lender.

(l)         Construction Contracts. Certified copies of the executed General Contract and, if requested by Lender, such Subcontracts as Lender may identify after review of the General Contractor’s sworn statement. The General Contract shall be (i) for a guaranteed maximum price or a stipulated sum, (ii) shall conform to applicable terms of this Agreement, including, without limitation, provisions regarding retainage, changes in Plans, Change Orders, extras, bonds and construction schedule, and (iii) upon such other terms and provisions as shall be satisfactory to Lender and Lender’s counsel in all respects

(m)        General Contractor Financial Statements. A detailed resume of the credentials and experience of the General Contractor, together with the financial statements for the prior two (2) fiscal years of the General Contractor;

(n)         Architect’s and Engineer’s Contracts. A certified copy of the executed Architect’s Contract and the executed Engineer’s Contract, which shall be in a format and of a scope which is commensurate with industry practice for projects of a similar size and nature, conform to applicable terms of this Agreement, and which must be satisfactory to Lender and Lender’s counsel in all respects and which, as to the Architect’s Contract, shall provide for inspection;

(o)         Sworn Statements. A sworn construction cost statement (the “Sworn Construction Cost Statement”) from Borrower in the form required by Lender, and a sworn statement from the General Contractor setting forth a description of all contracts executed by Borrower or by the General Contractor with respect to the Property, the names and addresses of the contractors, engineers and other parties under those contracts, the date of each such contract and of any supplements or amendments thereto, the nature and scope of the work covered thereby, and the aggregate amounts theretofore paid and thereafter to be paid to each contractor thereunder; and further stating whether said contracts include all of the work required to be done and all of the material necessary for completion of the Project in accordance with the Plans, and, if not, providing sufficient information to enable Lender to estimate the cost of any work or materials not so covered;

(p)         Bonds. Payment and performance bonds (the “Payment and Performance Bonds”) for the amount of the General Contract and for such Subcontracts as Lender shall specify. The Payment and Performance Bonds shall be on AIA Document A312 “Performance Bond and Payment Bond” or other bond form acceptable to Lender in form and terms, including but not limited to identification of Lender as an additional obligee thereunder. The bonding company shall have a current A.M. Best performance rating of not less than A and a financial classification rating of not less than X;

(q)         Construction Schedule. A schedule (“Construction Schedule”) in form and content satisfactory to Lender which, among other things, sets forth dates for commencement and completion of the Project, indicates the projected time for performance of the work to be accomplished under the General Contract and each Subcontract, and, if not attached as an exhibit to the General Contract, includes a statement from the General Contractor that, in its best professional judgment, the Construction Schedule is realistic and can be adhered to in completing the Project in accordance with the Plans and by the Construction Completion Date;

(r)         Draw Schedule. The Draw Schedule in the form of Exhibit F;

(s)         Borrower’s and Guarantor’s Attorney’s Opinion. An opinion of one or more counsel for the Borrower and Guarantor addressing such issues as Lender may request, including the following propositions and questions of law:

(i)         that each of Borrower and Manager is duly organized, validly existing and in good standing to do business in the state of its organization and in the State of Tennessee;

(ii)        that Borrower has the necessary legal right, power and authority to conduct its business, to develop the Project and to enter into and perform its obligations under this Agreement and the other Loan Documents;

(iii)        that all necessary corporate, shareholder, membership, partnership approvals, resolutions and directions have been obtained for the development of the Project and the execution of this Agreement and the Loan Documents;

(iv)         that the execution and delivery of this Agreement and the other Loan Documents, and the performance thereunder by Borrower, Managing Member and Guarantor, as applicable, will comply with all applicable law and will not violate or conflict with the instruments under which Borrower, Manager and Guarantor, as applicable, is organized or any applicable contracts or agreements;

(v)          that this Agreement and the other Loan Documents have been duly and validly executed and delivered, are enforceable in accordance with their respective terms (subject to bankruptcy laws and laws pertaining to the exercise of creditors’ rights generally) and are subject to no defenses of any kind;

(vi)         that the making of the Loan, the charging of all interest and fees due thereunder do not violate any usury or consumer credit laws; and

(vii)        if permitted under applicable law, that Borrower has effectively waived in the Security Instrument any rights of redemption from a decree or order foreclosing the Security Instrument on behalf of itself and all persons claiming through Borrower.

(t)         Organizational Documents. A certified copy (certified, where applicable, by the state office in which such documents were filed, and in all other cases by an appropriate representative of the entity) of:

(i)           A copy of the Operating Agreement for Borrower duly executed by each of the Members;

(ii)          The Articles of Organization of Borrower;

(iii)         The Articles of Organization and Operating Agreement of the Manager and each entity whose authorization is necessary to authorize the execution, delivery and performance of the Loan Documents, or whose authorization is necessary to authorize any other entity whose authorization is necessary in respect thereto, certified by the appropriate officer or representative. For purposes hereof, the Borrower and Manager and all such other entities are referred to herein below as the “Constituent Entities”;

(iv)         Resolutions by the applicable Constituent Entities authorizing the execution and delivery of the documents evidencing and securing the Loan, certified by an appropriate representative of the Constituent Entities;

(v)          An incumbency certificate, including specimen signatures for all individuals executing any of the Loan Documents, for each Constituent Entity executing any of the Loan Documents, certified by the secretary or other appropriate representative of such entity;

(vi)         Certificates of existence for all limited partnerships and certificates of good standing for all corporations or limited liability companies that are Constituent Entities from their state of formation, and, if the Borrower or Manager was not formed in the State of Tennessee, a certificate of good standing or existence, as applicable, from the State of Delaware; and

(vii)       All other instruments and documents concerning the formation and existence of the Constituent Entities, and the execution and delivery of the Loan Documents by the Constituent Entities, required by the Lender.

(u)         Construction Escrow. A construction escrow (“Construction Escrow”) with the Title Company through which all of Borrower’s funds and advances of the Loan, unless specifically provided otherwise herein or by agreement of Lender hereafter, required to complete construction of the Project will be disbursed after the Closing Date, and which shall require delivery to Lender and the Title Company prior to each Construction Disbursement of such documents regarding the Construction Disbursement as Lender and Title Company may require, including, without limitation, the documents specified in Section 4.3 hereof.

(v)         Real Estate Taxes. Evidence satisfactory to Lender that real estate taxes due and payable with respect to the Land, if any, have been paid in full. Copies of the most recent real estate tax bills for the Property.

(w)         Lender Consultant Report. A written report(s) prepared at Borrower’s expense by the Lender Consultant, which report(s) shall be based upon an evaluation and/or investigation of specific factors and shall describe in detail the investigation and evaluations, as well as the findings. The report(s) shall include an evaluation of the Plans and their compliance with governmental regulations; an evaluation of the adequacy of the Approved Budget, an evaluation of the Construction Schedule and any other matters required by Lender.

(x)         Financial Statements. All financial information requested by Lender with respect to Borrower and Guarantor, including but not limited to financial statements for Guarantor for the year ending December 31, 2011.

(y)         Zoning. Evidence that the Property complies with all applicable zoning and other land use laws.

(z)         Rate Management Agreements. At Borrower’s option, entry by Borrower and Lender (or an Affiliate of Lender) into one or more Rate Management Agreements, and delivery of a copy of such Rate Management Agreements to Lender, fixing the interest payments to be made by Borrower under the Loan for a period satisfactory to Lender and upon terms and conditions satisfactory to Lender.

(aa)        Property Management Agreement. A copy of the Property Management Agreement, if any. Lender agrees that said agreement may be delivered after the Closing, but in any event, must be delivered prior to any Disbursements hereunder beyond the initial Disbursement at Closing.

(bb)        Other Project Agreements. Copies of the Project Agreements (to the extent not listed above).

(cc)        Additional Documents. Such other papers and documents regarding Borrower and Constituent Entities or the Property as Lender may require.

3.2         Closing Certificate. The following statements shall be true and correct on the Closing Date and the Lender shall have received a certificate executed by Borrower, dated the Closing Date, stating that:

(a)         The representations and warranties contained in Section 5 of this Agreement are correct on and as of the Closing as though made on and as of such date;

(b)         No Default has occurred and is continuing, and no Event of Default has occurred, hereunder, or would result from the execution and delivery of the Loan Documents or the other Project Agreements;

(c)         No default, or event or condition that with notice or the passage of time or both, would result in a default, exists under any of the Project Agreements;

(d)         No litigation has been instituted against the Borrower, Guarantor or any Constituent Entities which would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Borrower, Guarantor or any of the Constituent Entities or such party’s ability to perform its obligations hereunder, under any of the Loan Documents or under any of the Project Agreements; and

(e)         No material adverse change has occurred in the condition or operations, financial or otherwise, of the Borrower, or Guarantor since the date of the most recent financial statements of each such party delivered to Lender.

3.3         Other Conditions Precedent. On or before the Closing Date:

(a)         All other Project Agreements shall have been duly authorized, executed and delivered; and

(b)         The Borrower shall have complied with all terms and conditions applicable to the Borrower under each of the Project Agreements.

3.4         Termination of Agreement. Borrower agrees that all conditions precedent to the Closing will be complied with on or prior to the Closing Date. If all of the conditions precedent to the Closing hereunder shall not have been performed on or before the Closing Date, Lender, at its option at any time prior to the Closing, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrower. In the event of such termination, Borrower shall pay all reasonable, third party Loan Expenses which have accrued or been charged prior to such date.

4.	Disbursement Procedures.

4.1         Conditions Precedent to Disbursement of Loan Proceeds. Except for an initial disbursement at Closing of $100.00 to activate the Loan, no Disbursement of Loan Proceeds shall be made by Lender to Borrower at any time unless:

(a)         all conditions precedent to that disbursement have been satisfied, including, without limitation, performance of all of the then pending obligations of Borrower under this Agreement and the Loan Documents;

(b)         the Loan is In Balance;

(c)         Lender shall be satisfied as to the continuing accuracy of the Approved Budget;

(d)         no Default shall have occurred and be continuing and no Event of Default has occurred;

(e)         no litigation or proceedings are pending (except as previously disclosed to Lender in writing, including mechanics lien actions previously disclosed to Lender and for which insurance has been provided to Lender under the Lender’s Title Policy) or threatened (including proceedings under Title 11 of the United States Code) against Borrower, any of the Constituent Entities, Guarantor, the Property or the General Contractor, which litigation or proceedings, in the reasonable judgment of Lender, is material (or which, in the case of the General Contractor, could materially affect the completion of the Project);

(f)         all representations and warranties made by Borrower and Guarantor to Lender herein and otherwise in connection with this Loan continue to be accurate in all material respects; and

(g)         if the proposed disbursement is a Construction Disbursement, the additional requirements of Section 4.3 hereof have been satisfied.

4.2         Loan Disbursement. Subject to the satisfaction of the terms and conditions herein contained, the Loan Proceeds shall be disbursed as follows:

(a)         The Closing shall be made at such time as all of the conditions and requirements of this Agreement required to be performed by Borrower or any other Person prior to the Closing have been satisfied or performed.

(b)         Advances of Loan Proceeds for construction hard costs shall be based on a percentage of completion basis and shall not be made more than once per month. Loan Proceeds disbursed by Lender into an escrow, including the Construction Escrow, shall be considered to be disbursed to Borrower from the date of deposit into that escrow, and interest shall accrue on those Loan Proceeds from that date.

(c)         Borrower hereby requests and authorizes Lender to make advances directly to itself for payment and reimbursement of all interest, charges, costs and expenses incurred by Lender in connection with the Loan, including, but not limited to, (i) without limitation to the establishment of the Interest Reserve, interest due on the Loan, and any points, loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (ii) all amounts due under any Rate Management Agreement; (iii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iv) all fees and disbursements of architects, engineers and consultants engaged by Borrower and Lender, including the fees and disbursements of the Architect and the Lender Consultant; (v) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (vi) all Appraisal fees; (vii) all title, casualty, liability, payment, performance or other insurance or bond premiums; (viii) all fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the enforcement or administration of this Agreement or any of the Loan Documents; and (ix) any amounts required to be paid by Borrower under this Agreement, the Security Instrument or any Loan Document after the occurrence of an Event of Default (all of which are herein collectively referred to as “Loan Expenses”). Notwithstanding the foregoing, any Loan Expenses included in a Disbursement Request (as hereinafter defined) and meeting all requirements for disbursement hereunder shall be paid through disbursement of funds by Lender through the Construction Escrow, unless otherwise agreed by Lender. Lender shall give Borrower written notice of any advances that Lender makes directly to itself.

(d)         No disbursement of Loan Proceeds shall be made at any time that the Loan is not In Balance. Any disbursement of Loan Proceeds must be made for payment of the Project Costs in strict accordance with the Approved Budget. No amendment of the Approved Budget shall be made without Lender’s prior written consent. No reallocation of line items within the Approved Budget shall be made unless Borrower can demonstrate to Lender’s reasonable satisfaction that (i) sufficient funds remain in the line item from which the amount is to be reallocated to pay all Project Costs which may be paid from that line item; (ii) no line items in the Approved Budget (other than the line item to which the reallocation is sought) are required, in Lender’s reasonable judgment, to be increased; and (iii) a Budget Reallocation Request in the from of Exhibit C-1 is submitted to Lender for approval. Borrower shall be entitled to draw on the Loan for amounts shown on the Approved Budget as “Hard Costs” and not otherwise spent by Borrower (“Cost Savings”), to be paid to the General Contractor and Borrower’s affiliate, Stonehenge 23Hundred JV Member, LLC. Borrower shall be entitled to draw for Cost Savings as set forth in the Construction Contract upon Construction Completion.

(e)         Lender shall not have any obligation to consent to any disbursement from funds, regardless of source, allocated in the Approved Budget to any “Contingency” line item, or to consent to any reallocation to any other line item of funds allocated in the Approved Budget to the “Contingency” line item; provided, however, Lender shall not unreasonably withhold, condition or delay its consent to any reallocation of funds allocated to “Contingency” in the Approval Budget so long as, immediately following such reallocation, the undisbursed portion of the funds allocated to the “Contingency” line item, expressed as a percentage of the total funds allocated to the “Contingency” line item in the original Approved Budget, does not exceed that portion of the Project then remaining to be completed and paid for, expressed as a percentage of the total Project to be completed and paid for. If in Lender’s sole and absolute discretion it is determined that there are sufficient funds remaining in the Approved Budget to complete the Project on time and within budget, Lender may permit, in Lender’s sole discretion, the “Contingency” line item to be used to reimburse any increased equity contributed by Borrower, should any increased equity have been so contributed, under Section 4.4 below or otherwise, provided that the Project has reached substantial completion.

(f)         All Disbursements of funds to or for the benefit of the Project, shall be made in accordance with the Draw Schedule, which shall not be modified without the prior written consent of Lender and all other parties whose consent is required under any Project Agreement.

4.3         Documents Required for Each Construction Disbursement. At least ten (10) business days prior to, and as a condition of, each Construction Disbursement, (or at such other date as is expressly provided for herein) Borrower shall furnish to Lender, the Title Company and to the Lender Consultant the following documents covering such disbursement:

(a)         Borrower’s disbursement request (“Disbursement Request”) in the form of Exhibit C-2 attached hereto. Each such Disbursement Request shall be deemed to be Borrower’s direction to Lender to disburse the funds requested by such Disbursement Request to be disbursed from the proceeds of the Loan in accordance with this Agreement;

(b)         A certificate as to completion and payment authorization in form reasonably approved by Lender, properly executed by the General Contractor or the Subcontractors seeking payment, the Architect and the Lender Consultant;

(c)         Owner’s and General Contractor’s sworn statements, and General Contractor’s and Subcontractors’ waivers of lien, covering all work and/or materials for which disbursement is to be made to a date specified therein, and covering all work done on the Property, to a reasonably current date, otherwise paid for or to be paid for by Borrower or any other person, all in compliance with the mechanics’ lien laws of the State of Tennessee and with the requirements of Lender and the Title Company (for issuance of interim title endorsements covering such disbursement), together with such invoices, contracts, Change Orders or other supporting data as Lender or the Title Company may require;

(d)         Endorsements to the Title Policy to cover the amount and date of the Construction Disbursement (whether into escrow or otherwise) insuring that the Security Instrument is a first, prior and paramount lien on the Property subject only to Permitted Encumbrances (and to exceptions and objections in the usual form relating to the issuance of a mortgage title insurance policy, which by their nature cannot be waived or removed until the Final Construction Disbursement of the proceeds of the Loan), that nothing has intervened to affect the validity or priority of the Security Instrument, insuring against mechanics’ lien claims for work performed prior to the date covered by such continuation, and containing a mechanics’ lien interim certification to cover the amount of the Loan then disbursed (including the current Construction Disbursement); which endorsements may be delivered to Lender concurrently with the disbursement of the Loan Proceeds which are the subject of the endorsements;

(e)         A statement indicating what payment requests, if any, have been received by Borrower from the General Contractor or the Subcontractors but have not yet been approved by Borrower for payment;

(f)         Such other papers and documents as the Title Company may require for the issuance of endorsements to the Title Policy for each disbursement of Loan Proceeds;

(g)         An updated Construction Schedule, including a statement from each of the General Contractor and the Architect that, in their best professional judgment, the Construction Schedule, as updated, is realistic and can be adhered to in completing the Project in accordance with the Plans;

(h)         A report from the Lender Consultant, in form and substance reasonable satisfactory to Lender;

(i)         An updated Draw Schedule, if the Borrower is requesting any modification to the Draw Schedule previously approved by Lender;

(j)         Copies of any Change Orders to the General Contract not theretofore delivered to Lender, together with a statement of any anticipated changes in any line item of Project Costs which could result in a future Change Order;

(k)         Copies of any Subcontracts, or Change Orders to Subcontracts, not theretofore delivered to Lender and requested by Lender in Lender’s sole discretion; and

(l)         If the advance of Loan Proceeds is being made concurrently with a disbursement of Borrower equity, all such disbursements have been approved and the funds to be advanced pursuant to such disbursements have been deposited into the Construction Escrow.

4.4         Loan In Balance. Anything in this Agreement contained to the contrary notwithstanding, it is expressly understood and agreed that the Loan at all times shall be In Balance (as hereinafter defined). The Loan shall be deemed to be “In Balance” only if the total of the Available Funds (as hereinafter defined) on a total and on a line item Project Cost basis, in Lender’s sole and absolute judgment, shall equal or exceed on a line item and on a total, aggregate basis, the amount of all Project Costs, including, without limitation:

(a)         the amount required to pay interest on the Loan to the Maturity Date;

(b)         the amounts to be paid as retainage to persons who have supplied labor, services or materials to the Project including, without limitation, the General Contractor, the Architect, the Engineer and all Subcontractors;

(c)         the amount required, in Lender’s reasonable judgment, for a contingency reserve for the Project;

(d)         the amount necessary to pay for all unpaid costs incurred or to be incurred in the completion of the construction of the Project and operation of the Property until the Maturity Date, including the cost of purchase and installation of all fixtures and equipment and all work required to finish or improve any portion of the Property to be leased; and

(e)         the amount, if any, required to fund any Reserves required to be funded, pursuant to the terms of this Agreement, the Operating Agreement or any other Project Agreement, concurrent with or prior to the projected date for repayment in full of the Loan.

As used herein, the term “Available Funds” shall mean:

(i)         the undisbursed proceeds of the Loan, net of any unpaid accrued interest on the Loan; plus

(ii)        any other amounts deposited by Borrower pursuant to this Section 4.4 and then held by Lender; plus

(iii)        any portion of the Equity Contributions as may be then held in cash by Lender or deposited in the Construction Escrow to the extent such funds are designated by the Approved Budget or the Draw Schedule as a source of payment of costs included above.

In the event Lender shall determine in its reasonable discretion that any source of funding (other than the Loan) included in the Approved Budget is no longer available to pay for costs included above, that source of funding shall not be included in the In Balance calculation. Borrower agrees if for any reason any line item in the Approved Budget is not In Balance, Borrower, within ten (10) days after request by the Lender, will deposit with Lender cash in an amount which will place the Loan In Balance (a “Balancing Deposit”), which deposit shall first be exhausted before any further disbursement of the Loan Proceeds shall be made. No interest shall be payable on such amounts. As additional security for the Indebtedness, Borrower hereby pledges to Lender, and grants to Lender a security interest in, any Balancing Deposit.

4.5         Lender’s Verification of Contracts. Prior to the Closing, and from time to time thereafter, Lender or the Title Company may forward to the General Contractor and any or all Subcontractors listed on the Sworn Construction Cost Statement or the Contractor’s Sworn Statement a contract verification to confirm the terms and amount of the General Contract or Subcontract for the General Contractor and each Subcontractor. If there is any discrepancy between the terms and amounts as shown by the Construction Contracts, the sworn statements, and the verifications, Lender may require, as a condition to further Disbursements, that such discrepancies be eliminated to its reasonable satisfaction.

4.6         Escrow Payouts. Unless Lender shall otherwise consent, each Construction Disbursement shall be made through the Construction Escrow. Borrower will cause the General Contractor and Subcontractors to comply with the requirements of said escrowee in order to enable said escrowee to issue to Lender interim mechanics’ lien certifications, make Disbursements and obtain necessary sworn statements and waivers of lien.

4.7         Frequency of Payouts. Subsequent to the Closing, Disbursements of Loan Proceeds shall be made, and the conditions precedent to such Disbursements shall be met, from time to time as construction progresses, but no more frequently than once in each calendar month.

4.8         Consultants. In connection with the transactions contemplated hereby, Lender shall have the right (but not the duty) to employ such consultants, including the Lender Consultant, as it may deem appropriate from time to time, to (a) review and make recommendations regarding the Plans, the Approved Budget and the Construction Schedule, (b) inspect the Property from time to time to insure that the same are being duly constructed and equipped as herein provided, (c) review and make recommendations regarding any elements of a Disbursement Request, (d) obtain information and documentation respecting the Project, attend meetings respecting the Project and formulate reports for Lender pertaining to the Project and (e) perform such other services as Lender from time to time may require, all solely on behalf of Lender. The reasonable costs and disbursements of such consultants shall be deemed Loan Expenses and shall be paid by Borrower. Neither Lender nor any such consultants shall be deemed to have assumed any responsibility to, or be liable to, Borrower or the Guarantor with respect to any actions taken or omitted by Lender or such consultants pursuant to this Section. Notwithstanding the aforesaid or anything else provided in this Agreement to the contrary, Borrower shall not be entitled to rely on any statements or actions of the Lender Consultant or any of Lender’s other consultants and neither the Lender Consultant nor any other consultant retained by Lender shall have the power or authority to grant any consents or approvals or bind Lender in any manner, absent confirmation by Lender of the accuracy of the information conveyed by such consultant to Borrower. Borrower covenants and agrees to cooperate fully with the Lender Consultant and any other consultants retained by Lender, including but not limited to providing such consultants full access to the Property, providing coordination between such consultants and the contractors and any representatives of Borrower involved with the Project, providing any information or reports concerning the Project requested by such consultants, and providing any other assistance requested by such consultants.

4.9         Retainages. Disbursement of the available proceeds of the Loan shall be limited to an amount equal to the percentage thereof required by the terms of the Construction Contracts, but in no event shall Lender be obligated in respect of any Construction Contract, until the Architect and the Lender Consultant confirm that the Project is ninety-five percent (95%) completed, to disburse in excess of ninety percent (90%) of the value (as certified by the Lender Consultant), of the materials and labor incorporated in the Project from time to time pursuant to such Construction Contract. Upon achievement of ninety-five percent (95%) completion of the Project, assuming no Default or Event of Default has occurred and is then continuing, (a) one-half of the total amount of retainage withheld shall be released, or approved for release and deposited with the Title Company in its capacity as the escrow agent under the Construction Escrow, subject to Borrower’s compliance with the disbursement requirements set forth herein, and (b) for each subsequent monthly periodic advance, retainage shall be reduced to five percent (5%) of approved “hard costs” of construction]Lender agrees that retainage shall not apply to Project land cost or Project “soft costs”. Upon certification by the Architect and Lender Consultant that the work of any Subcontractor has been satisfactorily completed, the remaining retainage applicable to such Subcontract may be paid to the Subcontractor.

4.10         Stored and Unincorporated Materials. No disbursement for materials purchased by Borrower but not yet installed or incorporated into the Project shall be made without Lender’s prior approval of the conditions under which such materials are purchased and stored. In no event shall any such disbursement be made unless the materials involved have been delivered to the Property or stored with a bonded warehouseman, with satisfactory evidence of security, insurance naming Lender as an additional insured both during storage and transit and suitable storage. Borrower shall provide Lender, in connection with such materials, a copy of a bill of sale or other evidence of title in Borrower, together with a copy of UCC searches against Borrower and the warehouseman, if applicable, indicating no liens or claims which may affect such materials. Borrower shall provide Lender, Architect and any applicable Governmental Agency or testing authority having jurisdiction over the Project with access to inspect, test or otherwise examine such stored and unincorporated materials during reasonable business hours. Borrower shall provide to Lender a schedule for the prompt incorporation thereof into the Property, and unless the Lender Consultant has verified and approved the cost and acquisition of said materials, their physical presence at the approved storage site, and the security and protection provided therefor, no disbursement by Lender for such materials shall be made.

4.11         Final Construction Disbursement. Subject to the disbursement limitations in this Agreement, Lender will advance to Borrower, for payment of Project Costs only and in accordance with the Approved Budget and the Draw Schedule, the full amount of the Loan allocated, pursuant to the Draw Schedule, for payment of construction costs and not theretofore disbursed (“Final Construction Disbursement”) when the following conditions shall have been complied with, provided that such compliance shall have occurred prior to the Construction Completion Date and no Default has occurred and is continuing and no Event of Default has occurred:

(a)         The Architect, Borrower and the Lender Consultant certify in writing to Lender that the Project has been fully and satisfactorily completed in accordance with the Plans;

(b)         Borrower shall have delivered to Lender fully executed copies, in form and content satisfactory to Lender, of (i) AIA Document G704 (Certificate of Substantial Completion); (ii) AIA Document G707 (Consent of Surety to Final Payment), and (iii) AIA Document G707A (Consent of Surety to Reduction in or Partial Release of Retainage);

(c)         If required by Lender, Lender has received as-built Plans for the Project satisfactory to Lender in form and content;

(d)         All Subcontractors and the General Contractor have supplied Lender and the Title Company with final sworn statements and full and complete waivers of all mechanics’ lien claims;

(e)         Lender has received a commitment to issue a date-down endorsement to the Title Policy in the full amount of the Loan insuring the Security Instrument as a valid first, prior and paramount lien on the Property, subject only to the Permitted Exceptions, deleting all exceptions and objections relating to any right to assert claims for mechanics’ liens on account of labor and/or materials theretofore furnished to the Property, and including (i) an ALTA Zoning Endorsement Form 3.1 amended to including parking (and excluding the marketability clause), (ii) an unconditional Comprehensive Endorsement No. 1, or like “conformity” endorsement, (iii) an endorsement bringing forward the effective date of all other endorsements attached to the Title Policy, and (iv) any other endorsement reasonably required by Lender;

(f)         Borrower shall have furnished to Lender permanent insurance in form and amount and with companies satisfactory to Lender in accordance with the requirements of the Security Instrument;

(g)         Borrower shall have furnished Lender a Certificate of Occupancy and all other governmental licenses and permits required to use, occupy and operate the Property as contemplated from appropriate governmental authorities;

(h)         Borrower shall have furnished a final plat of survey locating the completed Project, including all paving, driveways, fences and other exterior Improvements and otherwise in compliance with Section 3.1(c) hereof;

(i)         All fixtures and equipment required for the operation of the Property shall have been installed free and clear of all liens, title retention agreements and security interests except security interests granted to Lender;

(j)         Lender shall have received reports from the Title Company or the appropriate filing offices of the state and county in which the Property are located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Encumbrances and liens and security interests in favor of Lender and no other party), are of record or on file encumbering any portion of the Property (or, if any such mechanics’ liens exist, the Title Company shall have agreed to insure over such items in Lender’s Title Policy), and that there are no judgments or tax liens outstanding in respect to Borrower; and

(k)         All other requirements of this Agreement, and any conditions to the Final Construction Disbursement under the Construction Escrow, shall have been complied with.

4.12         Expenses and Advances Secured by Security Instrument. Any and all advances or payments made by Lender hereunder, from time to time, and any amounts expended by Lender pursuant to this Agreement, together with the Lender Consultant’s fees and attorneys’ fees, if any, and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become Indebtedness hereunder secured and guaranteed by the Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such Indebtedness shall exceed the face amount of the Note.

4.13         Acquiescence not a Waiver. To the extent that Lender may have acquiesced (whether intentionally or unintentionally) in the Borrower’s failure to comply with and satisfy any condition precedent to the Closing, to any Construction Disbursement or to any Disbursement of Loan Proceeds, such acquiescence shall not constitute a waiver by Lender of any condition precedent set forth in this Agreement, and Lender at any time thereafter may require the Borrower to comply with and satisfy all conditions and requirements of this Agreement.

4.14         No Liability for Disbursements. Under no circumstances shall Lender be responsible or liable to any Person, including without limitation Borrower, for or on account of any disbursement of, or failure to disburse, the Loan Proceeds or any part thereof, and neither the General Contractor nor any Subcontractor shall have any right or claim against Lender under this Agreement or in connection with the administration of the Loan. The forgoing shall be in addition to all other limitations on the responsibility and liability of Lender set forth in this Agreement.

5.         Representations and Warranties. As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender that:

5.1         Formation, Qualification and Compliance.

(a)         Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business in the State of Tennessee. Borrower has full power and authority to conduct its business as presently conducted, to acquire the Property and construct the Improvements, to enter into this Agreement, the other Loan Documents and the Project Agreements to which it is a party and to perform all of its duties and obligations under this Agreement, such other Loan Documents and such Project Agreements. Such execution and performance have been duly authorized pursuant to the Operating Agreement and the Borrower’s Articles of Organization.

(b)         The sole Manager of Borrower is BR Stonehenge 23Hundred JV, LLC, a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to conduct business in the State of Tennessee. Manager has full power and authority to conduct its business as presently conducted; to enter into any Loan Documents or Project Agreements to which it is a party and to perform all of its duties and obligations under such Loan Documents or Project Agreements; to serve as the Manager of Borrower, and to perform all of its duties and obligations under the Operating Agreement.

(c)         Guarantor has full power and authority to conduct its business as presently conducted; to enter into any Loan Documents or Project Agreements to which it is a party and to perform all of its duties and obligations under such Loan Documents or Project Agreements.

5.2         Execution and Performance of Loan Documents.

(a)         Borrower, Manager and Guarantor have all requisite authority to execute, deliver, and perform their obligations under the Loan Documents to which they are a party.

(b)         The execution and delivery by Borrower, Manager and Guarantor of, and the performance by Borrower, Manager and Guarantor of their obligations under each Loan Document to which they are a party have been authorized by all necessary action and do not and will not:

(i)         require any consent or approval not heretofore obtained of any Person having any interest in Borrower, Manager or Guarantor;

(ii)         violate any provision of, or require any consent or approval not heretofore obtained under, any partnership agreement, articles of incorporation, bylaws, operating agreement or other governing document applicable to Borrower, Manager or Guarantor;

(iii)        result in or require the creation of any lien, claim, charge or other right of others of any kind (other than under or as provided for in the Loan Documents) on or with respect to any property now or hereafter owned or leased by Borrower, Manager or Guarantor;

(iv)        violate any provision of any Law presently in effect; or

(v)         constitute a breach or default under, or permit the acceleration of obligations owed under, any contract, loan agreement, lease or other agreement or document to which Borrower, Manager or Guarantor is a party or by which Borrower, Manager or Guarantor or any of their property is bound.

(c)         None of Borrower, Manager or Guarantor is in default, in any respect that is adverse to Lender’s interests in or under the Loan Documents or that would have any material adverse effect on the financial condition of Borrower, Manager or Guarantor or the conduct of their respective businesses, under any Law, contract, lease or other agreement or document described in subparagraph (ii) or (v) of the previous subsection.

(d)         No approval, license, exemption or other authorization from, or filing, registration or qualification with, any Governmental Agency is required in connection with:

(i)         the execution by Borrower, Manager and Guarantor of, and the performance by Borrower, Manager and Guarantor of their obligations under, the Loan Documents and Project Agreements to which they are a party (other than Permits required in connection with the construction and occupancy of the Project); and

(ii)        the creation of the liens described in the Loan Documents other than the recording of recordable documents and filing the financing statements.

5.3         Financial and Other Information. All financial information furnished to Lender with respect to Borrower, the Manager and Guarantor in connection with the Loan (a) is complete and correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery), (b) accurately presents the financial condition of Borrower, Manager and Guarantor as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and (c) has been prepared in accordance with generally accepted accounting principles consistently applied or in accordance with such other principles or methods as are reasonably acceptable to Lender; provided that, irrespective of any treatment accorded under generally accepted accounting principles consistently applied, all off-balance sheet transactions shall have been disclosed in writing and accompany such other financial information submitted in accordance with this Section 5.3. All other documents and information furnished to Lender with respect to Borrower, Manager and Guarantor in connection with the Loan are correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and complete insofar as completeness is necessary to give Lender an accurate knowledge of their subject matter. Neither Borrower, Manager nor Guarantor has any material liability or contingent liability not disclosed to Lender in writing and there is no material lien, claim, charge or other right of others of any kind (including liens or retained security titles of conditional vendors) on any property of any such Person not disclosed in such financial statements or otherwise disclosed to Lender and Lender in writing.

5.4         No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, or the properties or businesses of Borrower, Manager or Guarantor since the dates of the latest financial statements furnished to Lender. Since those dates, none of Borrower, Manager or Guarantor has entered into any material transaction whether or not disclosed in such financial statements or otherwise disclosed to Lender in writing. Further, there are no existing Defaults under any of the Loan Documents or the Project Agreements, nor do there exist any circumstances or conditions that with the passage of time or giving of notice or both would result in an Event of Default under any of the Loan Documents or the Project Agreements.

5.5         Enforceability. The Loan Documents, and any other documents and instruments required to be executed and delivered in connection with the Loan, to which Borrower or Guarantor is a party have been duly authorized, executed and delivered by or on behalf of Borrower or Guarantor a party thereto, and when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and may be enforced strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally). No basis presently exists for any claim against Lender under this Agreement, under the Loan Documents or with respect to the Loan, and the Loan Documents and enforcement thereof are not subject to, and neither Borrower nor Guarantor has asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. The Security Instrument when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Borrower’s interest in the Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personality (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under Applicable Laws in connection with the execution, delivery, recordation, filing, registration, perfection and/or enforcement of any of the Loan Documents have been paid, or have been paid by Borrower to an escrow agent authorized to make such payment upon recordation.

5.6         Consents. No approval of, or consent from, any Governmental Agency or any other Person not holding a direct or indirect ownership interest in Borrower or Guarantor[s] is required in connection with the execution and delivery by Borrower or Guarantor[s] of this Agreement or any of the other Loan Documents to which each is a party, or compliance by Borrower with, the Loan Documents to which each is a party, or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by Borrower and Guarantor[s] and are in full force and effect. If a third party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the use and/or operation of the Property, such approval has been obtained from such party.

5.7         Tax Liability. Each of Borrower, Manager and Guarantor has filed all required federal, state and local tax returns and has paid, prior to delinquency, all taxes payable by it (including interest and penalties, but subject to lawful extensions disclosed to Lender and Lender in writing) other than taxes being promptly and actively contested in good faith and by appropriate proceedings. Each of Borrower, Manager and Guarantor agrees to maintain adequate reserves for tax liabilities (including contested liabilities) in accordance with generally accepted accounting principles or in accordance with such other principles or methods as are reasonably acceptable to Lender.

5.8         Usury. The Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. §1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State of Tennessee, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrower or any property securing the Loan.

5.9         Title to Property; Survey. At the Closing and at all times thereafter until the Loan is paid in full, Borrower will have, subject to the Permitted Encumbrances, good and merchantable fee simple title to the Property. Except for the current, non-delinquent taxes and assessments, if any, there are no taxes, assessments or liens pending or, to Borrower’s knowledge, threatened against the Property for any present or past due taxes or for paving, sidewalk, curbing, sewer or any other street improvements of any kind. No portion of the Property is now damaged or injured as the result of any fire, explosion, accident, flood or other casualty, nor is any part of the Property subject to any pending or, to Borrower’s knowledge, threatened eminent domain or condemnation proceeding. Except as disclosed by the Survey, the Property does not presently, and upon construction of the Project in accordance with the Plans will not, encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) which exists with respect to the Property.

5.10       Utility Services. All utility and municipal services required for the construction, occupancy and operation of the Property, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities are presently available for use at the Property or will be upon Construction Completion. The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Property comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Environmental Laws (as defined in the Environmental Indemnity Agreement).

5.11         Construction of the Project. The Plans have been designed using generally accepted trade practices, are complete in all respects, and contain all details requisite for the construction of the Project which, when built and equipped in accordance therewith, shall be ready for the intended use thereof; the Plans as submitted to Lender are complete and the Plans have not been changed or modified in any way since the date of their submission to Lender. The General Contract covers all labor, material and equipment required by the Plans or necessary to complete the construction of the Project in accordance with the Plans. No work or materials have been or will be furnished to the Property during the six (6) months prior to the recordation of the Security Instrument, or, in the event work has occurred or materials furnished during the six (6) months prior to recordation of the Security Instrument, title coverage insuring Lender against any mechanics’ liens arising from such work or materials shall be provided under the Title Policy.

5.12         Leases. There are currently no Leases for use or occupancy of any part of the Property.

5.13         Project Agreements. Each of the Project Agreements is in full force and effect. Neither Borrower, Manager nor Guarantor, to the extent any of them is a party to any of the Project Agreements, is in default under any of the Project Agreements, and neither Borrower, Manager nor Guarantor has any knowledge of a default by any other party under any of the Project Agreements. Neither Borrower, Manager nor Guarantor has received any notice, whether oral or written, from any other party to any of the Project Agreements alleging any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Project Agreements by any party to any of the Project Agreements, nor have Borrower, Manager or Guarantor delivered any notice, whether written or oral, to any party under any of the Project Agreements alleging any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Project Agreements by any party to any of the Project Agreements.

5.14         Governmental Requirements. As of the Closing Date, all Permits and other authorizations of Governmental Agencies required by applicable law for the construction of the Project in accordance with the Plans have been validly issued and are in full force, including but not limited to all building permits.

5.15         Rights of Others. Borrower is in compliance with all covenants, conditions, restrictions, easements, rights of way and other rights of third parties relating to the Property.

5.16         Approved Budget; Draw Schedule. The Approved Budget and the Draw Schedule are each based on information deemed reliable by Borrower and represent Borrower’s best estimate of all costs required to complete the Project and the sources and payment schedule for payment of such costs.

5.17        Litigation. There are no actions, investigations or proceedings pending or overtly threatened against or affecting the Property, Borrower, Manager, Guarantor or any property of any of them before any Governmental Agency, except as disclosed to Lender in writing prior to the execution of this Agreement.

5.18        Name and Principal Place of Business. Borrower presently uses no trade name other than its actual name. Borrower’s principal place of business is 3200 West End Avenue, Suite 500, Nashville, Tennessee 37203.

5.19        Delivery of Documents. Borrower has delivered to Lender true and complete copies of each existing lease, contract and other document that grants rights to, or imposes obligations on, Borrower in connection with the Property, and has fully disclosed to Lender in writing the material terms of all existing oral agreements granting or imposing any such rights or obligations.

5.20        ERISA. Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA. The assets of Borrower do not and will not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Sec. 2510.3-101. Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA. Transactions by or with Borrower are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Security Documents. Neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

5.21        No Prohibited Persons.

(a)         Neither Borrower nor Guarantor, nor any Person Controlling or Controlled by Borrower, nor any Person having a direct or indirect beneficial interest in Borrower, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to any Anti-Terrorism Law, (ii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law, or is otherwise associated with any such Person in any manner violative of any Anti-Terrorism Law, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any Anti-Terrorism Law.

(b)         No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Terrorism Law and/or the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)         Borrower acknowledges by executing this Agreement that Lender has notified Borrower and Guarantor that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify Borrower and Guarantor (including the name and address of Borrower and Guarantor and such Affiliates) in accordance with the Patriot Act.

(d)         Neither Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower or Guarantor.

5.22        Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

5.23        Environmental. Except as specifically disclosed in the Environmental Report delivered to Lender which was dated May 17, 2012, and issued by Littlejohn Engineering Associates, Inc.:

(a)         Neither Borrower nor the Property is in violation of laws relating to Hazardous Materials;

(b)         Neither Borrower nor Guarantor has received, or has received a copy of, any notice of any violation or alleged violation of any laws relating to Hazardous Materials with respect to the Property;

(c)         The Property complies with all laws relating to Hazardous Materials as to use and conditions on, under or about the Property including soil and groundwater condition;

(d)         There are no pending civil (including actions by private parties), criminal or administrative actions, suits or proceedings affecting Borrower, Guarantor or the Property relating to environmental matters (“Environmental Proceedings”) and neither Borrower nor Guarantor has any knowledge of any threatened Environmental Proceedings;

(e)         Neither Borrower nor any other Person (including prior to Borrower’s ownership of the Property), has used, generated, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property any Hazardous Materials (other than cleaning or other materials brought onto the Property in reasonable quantities as are customarily used in connection with the normal use of the Property and in all cases in compliance with laws relating to Hazardous Materials);

(f)         The Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, Toxic Mold or any other Hazardous Materials;

(g)         No Toxic Mold is on or about the Property which requires remediation;

(h)         There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower which have not been provided to Lender; and

(i)         The Property has not been used (including the period prior to Borrower’s acquisition of thereof), permanently or temporarily, as a disposal site or storage site for any Hazardous Materials and the Property, and all parts thereof, are free of all Hazardous Materials other than Hazardous Materials that do not violate any applicable laws relating to Hazardous Materials. Without limitation on the foregoing: (i) the primary potable or drinking water source does not exceed the EPA Recommended Maximum Contaminant Level Goals set forth under the Safe Drinking Water Act and Clean Water Act, as amended; (ii) there is not and has never been landfill containing decomposable material, petroleum wells, mineral bearing mines, sewage treatment facilities, underground storage tanks, sinkholes, radon or other toxic emissions within the Property, and (iii) no electrical transformers, fluorescent light fixtures with ballasts or other equipment containing polychlorinated biphenyls (PCBs) have been located on the Property at any time; and (iv) there are no facilities on the Property which are or have been subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder.

5.24        Continuing Nature of Representations and Warranties. Borrower acknowledges, understands, and agrees that the representations and warranties set forth in this Section 5 shall be deemed to be continuing during all times when any or all of the Indebtedness remains outstanding and such representations and warranties shall be restated and made effective as of each date a disbursement is requested and made in accordance herewith.

6.         Project Covenants.

6.1         Completion of Project. Borrower shall commence construction of the Project no later than thirty (30) days after the Closing Date and thereafter diligently proceed with the Project in accordance with the Plans. Borrower shall complete construction of the Project on or before the Construction Completion Date.

6.2         Conformity With Plans. Borrower shall construct the Project in accordance with all Applicable Laws and in substantial conformity with the Plans and in such a manner as not to encroach upon or overhang any easement, right of way or land of others. If any aspect of the Project is not in substantial conformity with the Plans or encroaches upon easements, rights of way or land of others, Lender shall have the right to stop the work and order repair or reconstruction in accordance with the Plans and to withhold further Disbursements until the Project is in substantial compliance with the Plans and/or does not so encroach. Upon written notice from Lender (or Borrower’s discovery irrespective of such notice) that any aspect of the Project is not in substantial conformity with the Plans or encroaches upon easements, rights of way or land of others, Borrower shall promptly commence correcting the deviation or encroachment and shall prosecute such work diligently to completion, which in no event shall be later than forty-five (45) days after such notice or discovery.

6.3         Change Orders. The Plans shall not be modified except pursuant to Change Orders. Each Change Order:

(a)         shall be in writing, numbered in sequence, signed by Borrower and, with regard to Material Change Orders (as defined below), submitted to Lender prior to the proposed effectiveness thereof and accompanied by working drawings and a written narrative of the proposed change;

(b)         shall contain an estimate by Borrower of all increases and decreases in itemized Project Costs that would be caused by the change, as well as the aggregate amount of all changes in estimated Project Costs (both increases and decreases) previously made;

(c)         shall contain a certification by Borrower stating the aggregate amount, including both increases and decreases, of all changes in Project Costs reflected in Change Orders for which Lender’s written approval has not been obtained or has not been required hereunder;

(d)         shall be certified by Borrower to be in compliance with all Applicable Laws and other requirements; and

(e)         shall be subject to Lender’s prior written approval if the Change Order (i) would decrease the number, mix, or density of units within the Property; (ii) would affect any material structural component of the Property; or (iii) involves changes, including both increases and decreases, in estimated Project Costs of $50,000.00 or more for each change or series of related changes, or if such Change Order, together with Change Orders not approved by Lender in writing, involve an aggregate amount, including both increases and decreases, of over $250,000.00 (each change requiring Lender’s approval under this Subparagraph (e) being referred to herein as a “Material Change Order”); provided that Borrower shall also produce satisfactory evidence of any consent to any Change Order required on the part of any other party under any Project Agreement.

Borrower shall deliver to Lender and Lender Consultant, upon receipt by Borrower from General Contractor, any Change Order proposed by General Contractor which would, if accepted, constitute a Material Change Order, but only if Borrower intends to accept such Change Order.

6.4         Entry and Inspection. At all times prior to completion of the Project, upon reasonable notice to Borrower (which notice may be written or oral) (except no notice shall be required when Lender reasonably believes exigent or emergency circumstances exist), Lender and its agents (including but not limited to Lender Consultant) shall, subject to reasonable and customary safety procedures, reasonable requirements imposed by Borrower’s insurance policies, and the rights of any Property tenants, have (a) the right of access to the Property and all sites away from the Property where materials for the Project are stored, (b) the right to inspect all labor performed and materials furnished for the Project and (c) during Borrower’s normal business hours, the right to inspect and copy all documents pertaining to the Project.

6.5         Project Information. From time to time during the course of the Project, within ten (10) days following Lender’s written demand therefor, Borrower shall furnish Lender with reports of Project Costs, progress schedules and contractors’ cost breakdowns for the Project, itemized as to trade description and item, showing the name of the contractor(s) and/or subcontractor(s), and including such indirect costs as real estate taxes, legal and accounting fees, insurance, architects’ and engineers’ fees, loan fees, interest during construction and contractor’s overhead. Without limitation to the foregoing, Borrower shall provide Lender with monthly construction progress and leasing reports.

6.6         Permits and Warranties. Promptly upon receipt of the same by Borrower, Borrower shall furnish Lender with true and complete copies of (a) all Permits, approvals, exemptions and other authorizations required in connection with the Project and (b) all warranties and guaranties received from any Person furnishing labor, materials, equipment, fixtures or furnishings in connection with the Project.

6.7         Project Contracts. Borrower shall employ General Contractor as general contractor for the Project pursuant to the General Contract. Borrower shall not terminate, or modify in any material respect, the General Contract without Lender’s prior written consent. Borrower shall not enter into any other agreement with any Person with respect to the construction and/or development of the Project with a total contract price in excess of $100,000.00, in the aggregate for all such agreements, without the prior written consent of Lender. From time to time during the course of construction of the Project, within ten (10) days after Lender’s written demand therefor, Borrower shall deliver or cause to be delivered to Lender lists of all contractors and Subcontractors employed in connection with the Project. Each such list shall show the name, address and telephone number of each contractor and Subcontractor, a general statement of the nature of the work to be done, the labor and materials to be supplied, the names of materialmen, if known, the approximate dollar value of labor, work and materials itemized with respect to each contractor, Subcontractor and materialman, and the unpaid portion and status of such work or whether such materials have been delivered.

6.8         Protection Against Liens. In the event that any claim of lien is asserted against the Property by any Person furnishing labor or materials to the Project, Borrower shall immediately give notice of the same to Lender and shall, promptly and in any event within ten (10) Banking Days after Lender’s written demand, (a) pay and discharge the same, or (b) contest such lien strictly in accordance with the requirements of the Security Instrument.

6.9         Lender Consultant. Borrower hereby agrees to pay or reimburse Lender for the reasonable costs charged by the Lender Consultant in connection with review and approval of all plans, specifications, contracts, budgets and related matters, inspection of the Project, and approval of Disbursement Requests.

6.10        Property Management Agreement. Borrower shall not terminate, or modify in any material respect, the Property Management Agreement without prior written notice to Lender. Borrower shall execute and deliver, in form and substance satisfactory to Lender, an assignment of the Property Management Agreement, accompanied by the written consent and subordination of the Property Manager. Following an Event of Default, if Borrower or an Affiliate of Borrower continues to manage the Property, Borrower shall be entitled to retain from rents amounts necessary to manage and operate the Property, including the management fee in the Property Management Agreement.

6.11        Development Fees. The Development Fee listed in the Approved Budget shall be funded as follows:

(a)         Twenty-five percent (25%) at Closing;

(b)         During construction of the Project, Development Fees will be restricted to fifty percent (50%) of the Approved Budget line item and shall be disbursed pro-rata over the seventeen (17) month Construction Period based upon percentage of completion of the Project. The remaining Development Fee (the “Holdback”) shall be disbursed upon the Project achieving a Debt Service Coverage Ratio of 1:20 to 1:00. The Holdback shall be available as a contingency to fund increased Project costs at the discretion of Lender.

(c)         No other fees in connection with the development of the Project shall be paid to Borrower, Manager, Guarantor, Developer, or any Affiliate of Borrower or any of the foregoing entities, without the prior written consent of Lender except as expressly permitted under Section 6.12 of this Agreement.

6.12        Project Agreements with Affiliates of Borrower. Lender hereby consents to the execution and delivery of the Property Management Agreement and the payment of management fees to Property Manager pursuant to the Property Management Agreement and the payment of any fees payable to Manager pursuant to the terms of, and subject to the conditions of, the Operating Agreement. Borrower shall not enter into any other contracts or agreements with Manager, Guarantor or any Affiliate of Borrower or any of the foregoing entities without the prior written consent of Lender.

6.13        Reappraisal Requirements. Borrower agrees that Lender shall have the right to obtain, at Borrower’s expense, an Appraisal of the Property prepared by an appraiser selected by and acceptable to Lender and in conformance with governmental regulations applicable to Lender and approved by Lender at any time that: (a) an Event of Default has occurred hereunder; (b) any condemnation, damage or destruction of the Property occurs; (c) Lender determines in its sole reasonable opinion that the security for the Loan has been physically or financially impaired in any material manner, or (d) such Appraisal is required by then current banking laws or regulations. In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender, at Borrower’s cost and expense, to prepare the Appraisal and Borrower shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event such appraisal is required by reason of the damage or destruction of a portion of the Property, the fair market value shall be calculated on the Property after restoration of the Improvements, but subject only to then existing leases which will remain in full force and effect following such restoration.

7.         Maintenance, Operation, Preservation and Repair of Property. Borrower shall maintain the Property (and all abutting grounds, sidewalks, roads, parking and landscape areas) in good condition and repair, shall operate the Property in a businesslike manner, shall prudently preserve and protect both its own and Lender’s interests in connection with the Property, shall not commit or permit any waste or deterioration of the Property, shall not abandon any portion of the Property, and shall not otherwise act, or fail to act, in such a way as to unreasonably increase the risk of any damage to the Property or of any other impairment of Lender’s interests under the Loan Documents. Without limiting the generality of the foregoing, and except as otherwise agreed by Lender in writing from time to time, Borrower shall promptly and faithfully perform and observe each of the following provisions:

7.1         Alterations and Repair. Borrower shall not remove, demolish or materially alter any Improvement (other than the Improvements currently existing on the Property on the date of this Agreement, if any, which are to be partially or totally removed, demolished or altered in connection with the Project in accordance with the Plans), except to make non-structural repairs which preserve or increase the Property’s value, and shall promptly restore, in a good and workmanlike manner, any Improvement (or other aspect or portion of the Property) that is damaged or destroyed from any cause.

7.2         Compliance. Borrower shall comply with all Applicable Laws and requirements of Governmental Agencies (including, without limitation, all requirements relating to the obtaining of Permits), and all rights of third parties, relating to Borrower, the Property or Borrower’s business thereon.

7.3         Changes in Property Restrictions. Borrower shall not initiate, join in or consent to any change in any applicable zoning ordinance, general plan or similar law, or to any private restrictive covenant or any similar public or private restriction on the use of the Property, except with the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed. Lender agrees to promptly review and provide its consent to easements that are customary in the development of Projects similar to the Project, including without limitations utility easements, provided that the form and substance of such easements are reasonably acceptable to Lender.

7.4         Books and Records. Borrower shall maintain complete books of account and other records reflecting the operations of the Property in accordance with generally accepted accounting principles applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Lender.

7.5         Consultation with Lender Consultant. Borrower shall, and to the extent commercially feasible, will cause the Architect and General Contractor to, respond promptly to questions concerning the design and construction of the Project from Lender Consultant.

8.         Other Affirmative Covenants. While any obligation of Borrower or Guarantor under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

8.1         Existence. Borrower shall maintain its existence as a limited liability company in good standing under the laws of the State of Delaware and qualified to do business in the State of Tennessee; Manager shall maintain its existence as a limited liability company in good standing under the laws of the State of Delaware and qualified to do business in the State of Tennessee.

8.2         Protection of Liens. Borrower shall maintain the lien of the Security Instrument as a valid first priority lien on the Property, subject only to the Permitted Encumbrances, and take all actions, and execute and deliver to Lender all documents, reasonably required by Lender from time to time in connection therewith; and maintain the lien of the Security Documents on the collateral described therein and take all actions, and execute and deliver to Lender all documents reasonably required by Lender from time to time in connection therewith, including supplemental security agreements, financing statements and other documents extending or perfecting Lender’s security interests in such collateral as they exist from time to time.

8.3         Title Insurance Endorsements. Borrower shall deliver to Lender, at Borrower’s sole expense and in form and content reasonably satisfactory to Lender, all endorsements to the Title Policy reasonably required by Lender from time to time.

8.4         Notice of Certain Matters. Borrower shall give notice to Lender, within fifteen (15) days after Borrower obtains actual knowledge thereof, of each of the following:

(a)         any litigation or claim affecting or relating to the Property and involving an amount in excess of $10,000.00; and any litigation or claim that might subject Borrower, Manager or Guarantor to liability in excess of $50,000.00, whether covered by insurance or not;

(b)         any dispute between Borrower and any Governmental Agency relating to the Property, the adverse determination of which might materially affect the Property;

(c)         any trade name hereafter used by Borrower and any change in Borrower’s principal place of business;

(d)         any circumstance that renders the Approved Budget materially inaccurate with respect to any estimated Project Cost;

(e)         any aspect of the Project that is not in substantial conformity with the Plans;

(f)         any Default or Event of Default;

(g)         any default or breach by Borrower or any other party under any Project Agreement, or the receipt by Borrower of any notice of default or breach under any Project Agreement;

(h)         the creation or imposition of any mechanics’ lien or other lien against the Property;

(i)         any Default under any Loan Document;

(j)         except as disclosed in the Reports (as defined in the Environmental Indemnity Agreement), the presence of any Hazardous Materials on, under or about the Property; any enforcement, clean-up, removal or other action or requirement of any Governmental Agency relating to any such Hazardous Materials; and the existence of any occurrence or condition on any property in the vicinity of the Property that could cause the Property to be otherwise subject to any restrictions relating to Hazardous Materials; and/or

(k)         any material adverse change in the financial condition of Borrower, Manager or Guarantor.

8.5         Additional Reports and Information. Borrower shall deliver to Lender, concurrently with delivery to the third parties noted hereafter, (a) copies of all reports delivered to any party under any of the Project Agreements, and (b) copies of all reports which are available for public inspection or which Borrower is required to file with any Governmental Agency. Borrower also shall deliver to Lender, in form and substance reasonably satisfactory to Lender and within fifteen (15) days of Lender’s written request therefore, all other information relating to Borrower, the Property, Guarantor or the Loan (or the collateral and security therefor) reasonably required by Lender from time to time.

8.6         Further Assurances. Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under the Loan Documents, to protect and further the validity, priority and enforceability of the Security Documents, to subject to the Security Documents any property intended by the terms of any Loan Document to be covered by the Security Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated thereunder.

8.7         Financial Statements; Access to Business Information. The Borrower represents and warrants that the financial statements for the Borrower and the Property previously submitted to the Lender are true, complete and correct in all material respects, disclose all actual and contingent liabilities of the Borrower or relating to the Property and do not contain any untrue statement of a material fact or omit to state a fact material to such financial statements. No material adverse change has occurred in the financial condition of the Borrower or the Property from the dates of said financial statements until the date hereof. The Borrower shall furnish to the Lender such financial information regarding the Borrower, its constituent partners or members, as the case may be, the Property and any guarantor of the Loan as the Lender may from time to time reasonably request, which shall include, without any further request therefore:

(a)         Annual Financial Statements. Borrower shall deliver to Lender, within ninety (90) days after the end of each fiscal year of Borrower ending December 31st of each year (each, a “Fiscal Year”), (a) an internally certified balance sheet for Borrower as of the end of such Fiscal Year and an internally certified statement of profit and loss for Borrower and for Borrower’s operations in connection with the Property for such Fiscal Year, together with all supporting schedules, and (b) the opinion of an independent certified public accountant acceptable to Lender stating that such materials (i) were prepared in accordance with GAAP applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Lender, (ii) fairly present Borrower’s financial condition, (iii) show all material liabilities, direct and contingent, (iv) fairly present the results of Borrower’s operations, and (v) disclose the existence of any hedge and/or off-balance sheet transactions.

(b)         Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet for Borrower as of the end of such fiscal quarter and a statement of profit and loss for Borrower and for Borrower’s operations in connection with the Property for such fiscal quarter, together with all supporting schedules and certified by the Borrower in writing as (i) being prepared in accordance with GAAP applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Lender, (ii) fairly presenting Borrower’s financial condition, (iii) showing all material liabilities, direct and contingent, (iv) fairly presenting the results of Borrower’s operations, and (v) disclosing the existence of any hedge and/or off-balance sheet transactions.

(c)         Operating Statements; Rent Rolls. Commencing with the execution of Leases with Tenants at the Property, within fifteen (15) days after the end of each calendar month, an operating statement for the Property for the calendar month then ended, together with a current rent roll for the Property, each certified by Borrower as being true and correct in all material respects and in form and substance satisfactory to Lender. Borrower shall also deliver to Lender, concurrently with Borrower’s delivery of the monthly operating statement and a monthly rent roll for the Property described above, a cash flow statement for the Property for the month then ended (to the extent not reflected in the monthly operating statement), in form and substance satisfactory to Lender, and the narrative monthly Property operating report from the Property Manager.

(d)         Guarantor‘s Financial Statements. Borrower shall cause Guarantor to deliver to Lender (i) quarterly financial statements within thirty (30) days of the end of each calendar quarter, and (ii) annual financial statements within ninety (90) days after the end of each calendar year, certified by Guarantor as (1) true, complete and correct, (2) fairly presenting Guarantor’s financial condition, and (3) showing all material liabilities, direct and contingent, and otherwise in a form substantially similar to the form of financial statements previously submitted to Lender by Guarantor, unless otherwise approved by Lender in writing.

(e)         Borrower Tax Returns. Borrower shall deliver to Lender, within thirty (30) days after filing, a copy of the federal income tax return filed for Borrower for the prior calendar year, in each case prepared by a certified public accountant acceptable to Lender.

(f)         Guarantor‘s Tax Returns. Borrower shall cause Guarantor to deliver to Lender, within thirty (30) days after filing, a copy of the federal income tax return filed for Guarantor for the prior calendar or Fiscal Year, as applicable, in each case prepared by a certified public accountant acceptable to Lender.

(g)         Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with reasonable cash accounting methods consistently applied in accordance with the past practices and give representatives of Lender access thereto at all reasonable times, including permission to: (i) examine, copy and make abstracts from any books and records and such other information which might be helpful to Lender in evaluation the status of the Indebtedness as it may reasonably request from time to time, and (ii) communicate directly with any of the Borrower’s officers, employers, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of the Borrower.

8.8         Project Accounts. All deposit and other accounts of the Borrower shall be established with Lender as demand deposit accounts. The Borrower shall maintain a checking account with the Lender for the deposit of all income from, and the payment of all expenses relating, to the use and operation of the Property. In addition, all reserve accounts required to be established and maintained pursuant to this Agreement, the Operating Agreement or otherwise shall be established and maintained with the Lender as a non-interest bearing deposit accounts in the name of the Borrower and shall be funded as required by this Agreement.

8.9         Keeping Guarantor Informed. Borrower must keep Guarantor informed of Borrower’s financial condition and business operations, the condition and all uses of the Property, including all changes in condition or use, and any and all other circumstances that might affect Borrower’s ability to pay or perform its obligations under the Loan Documents and the Project Agreements.

8.10       Single Purpose Entity. Borrower covenants and agrees that it has not and shall not:

(a)         engage in any business or activity other than the acquisition, ownership, development, construction, operation and maintenance of the Property, and activities incidental thereto;

(b)         acquire or own any material asset other than (i) the Property, and (ii) such incidental personal property as may be necessary for the construction, operation or maintenance of the Property;

(c)         merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)         (i) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) dissolve or otherwise terminate, or fail to comply with the provisions of Borrower’s organizational documents, or (iii) amend or modify Borrower’s articles of organization or amend or modify any provision of the Operating Agreement except as expressly permitted under this Agreement;

(e)         own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity;

(f)         fail to hold its assets in its own name, or commingle its assets with the assets of any of its partners, affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in the Borrower, to the extent, if any, permitted hereunder, and properly account for, and any other payments expressly permitted hereunder;

(g)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due;

(h)         fail to maintain its records, books of account and bank accounts separate and apart from those of the Members and any Affiliates of Borrower or its Members, or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit;

(i)         enter into any contract or agreement with a Guarantor, or any Members or Affiliate of Borrower or a Guarantor, except as approved in writing by Lender or upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Guarantor or such Member or Affiliate of Borrower or a Guarantor;

(j)         seek dissolution or winding up, in whole or in part;

(k)         fail to correct any known misunderstandings regarding the separate identity of Borrower;

(l)         guaranty or become obligated for the debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity, or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrower (except for Guarantor);

(m)        make any loans or advances to any third party, including any Member or Affiliate of Borrower;

(n)         fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks;

(o)         fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any Member or Affiliate of Borrower);

(p)         fail to allocate fairly and reasonably among Borrower and any third party (including General Partner, any Guarantor or any Affiliate of any of the foregoing) any overhead for common employees, shared office space or other overhead and administrative expenses;

(q)         allow any person or entity to pay the salaries of Borrower’s employees or fail to maintain a sufficient number of employees for Borrower’s contemplated business operations;

(r)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, in no event shall any member of Borrower be required to contribute capital to Borrower in order to satisfy this provision, nor shall Borrower be deemed to be in violation of this provision if there is insufficient revenue from the Property to maintain the normal obligations of Borrower.

(s)         file a voluntary petition or otherwise initiate proceedings to have the Borrower or Managing Member adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or Managing Member, or file a petition seeking or consenting to reorganization or relief of the Borrower or Managing Member as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Borrower or Managing Member; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequester, custodian, liquidator (or other similar official) of the Borrower or Managing Member or of all or any substantial part of the properties and assets of the Borrower or Managing Member, or make any general assignment for the benefit of creditors of the Borrower or Managing Member, or admit in writing the inability of the Borrower or Managing Member to pay its debts generally as they become due or declare or effect a moratorium on the payment of any debt of Borrower or Managing Member or take any action in furtherance of any such action;

(t)         share any common logo with or hold itself out as or be considered as a department or division of (i) any Member, Guarantor or Affiliate of Borrower, (ii) any Affiliate of a Member or Guarantor, or (iii) any other Person or allow any Person to identify the Borrower as a department or division of that Person; or

(u)         conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other Person.

8.11        Additional Banking Laws. The Borrower shall (a) ensure, and cause each Affiliate to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Affiliate is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Affiliate to comply, with all applicable bank secrecy act laws and regulations, as amended.

8.12        Tax Shelter Disclosure. None of Borrower, Guarantor, or any Affiliate or subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Regulation Section 1.6011-4). If Borrower, or any other party determines to take any action inconsistent with such intention, Borrower shall promptly notify Lender thereof in writing. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Regulation.

8.13        Taxes.

(a)         Borrower’s Obligation for Payment of Taxes. Borrower shall pay or cause to be paid all Taxes when due and payable, and before any penalty attaches, except to the extent Lender makes payment of any such Taxes from the deposits made under Section 8.14 hereof. Borrower shall deliver promptly to Lender receipts or other reasonable evidence evidencing such payment (and such evidence shall be furnished no later than the date that Taxes would otherwise be delinquent). Borrower shall not suffer, permit, initiate, or otherwise cause for any purpose, the joint assessment of (i) the Property with any other real property, or (ii) the Property and the Personal Property, or any other procedure whereby the lien of real property taxes and assessments and the lien of personal property taxes shall be assessed, levied or charged against the Land as a single lien. While any Indebtedness remains outstanding, the Property shall be segregated on the applicable tax rolls from all other property, both real and personal. Borrower’s obligations under this Section 8.13 shall not be affected by any damage to, defects in or destruction of the Property or any other event, including obsolescence of all or any part of the Property.

(b)         Contest of Taxes. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (i) no Default has occurred and is continuing and no Event of Default has occurred; (ii) such proceeding shall suspend the collection of the applicable Taxes from Borrower and from the Property or Borrower shall have paid all of the applicable Taxes under protest, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost so long as the contest is being pursued, and (v) Borrower shall have deposited with Lender adequate reserves for the payment of the applicable Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the applicable Taxes under protest, or Borrower shall have furnished such other security as may be accepted by Lender in its reasonable discretion to insure the payment of any contested Taxes, together with all interest and penalties thereon. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

(c)         Effect of Change in Law. If at any time any law is enacted which deducts from the value of real property, for taxation purposes, any lien thereon, or changes in any way the laws now in force for the taxation of mortgages, deeds of trust or debts secured thereby, or the manner of collection of any such taxes so as to affect any interest of Lender hereunder then Borrower shall pay such tax if it may lawfully do so. If Borrower is not permitted by Applicable Law to pay such tax, or if Borrower is not permitted by Applicable Law to immediately reimburse Lender for any such payment, then the Indebtedness, at the option of Lender, upon not less than the lesser of (i) one-hundred twenty (120) days written notice, or (ii) such shorter period as may be required to ensure compliance by Lender with Applicable Law, shall become due and payable.

(d)         Change in Tax Laws. If, by the laws of the United States of America, or of any state or municipality having jurisdiction over the Lender, the Borrower or the Property, any tax is imposed or becomes due in respect of the Note or the Security Instrument (excluding income, excise or franchise taxes imposed upon the Lender, except as levied against the income of Lender as a complete or partial substitute for Taxes to be paid by Borrower hereunder), or any liens on the Property created thereby, then the Borrower shall pay such tax in the manner required by such law.

8.14        Escrow Deposits. Upon Lender’s request, and without limiting the effect of Section 8.13 and Section 10 hereof, the Lender may require that the Borrower pay to the Lender on the first business day of each calendar month an amount equal to one-twelfth (1/12th) of what the Lender estimates is necessary to pay, on an annualized basis, (1) all Taxes, and (2) all premiums for the Policies (the “Premiums”) required under Section 10.1 hereof and to enable the Lender to pay same at least thirty (30) days before the Taxes would become delinquent and the Premiums are due, and, on demand, from time to time shall pay to the Lender additional sums necessary to pay the Premiums and Taxes. No amounts so paid shall be deemed to be trust funds, but may be commingled with the general funds of the Lender, and no interest shall be payable thereon. In the event that the Borrower does not pay such sums for Premiums and Taxes, then the Lender may, but shall not be obligated to, pay such Premiums and Taxes and any money so paid by the Lender shall constitute additional Indebtedness hereunder and shall be payable by Borrower to Lender on demand with interest thereon from the date of disbursement by Lender at Default Rate until repaid to Lender. If an Event of Default occurs, the Lender shall have the right, at its election, to apply any amounts so held under this Section 8.14 against all or any part of the Indebtedness, or in payment of the Premiums or Taxes for which the amounts were deposited. The Borrower will furnish to the Lender bills for Taxes and Premiums not less than thirty (30) days before Taxes become delinquent and such Premiums become due.

8.15        NOI Escrow. Any excess Net Operating Income from the Project shall be held in escrow during the initial term of the Loan and used for Project costs to the extent that funds for any budget line item have been exhausted. If and when the conditions for extending the maturity of the Note have been met, then unless otherwise approved by Lender, tax and insurance escrow accounts will be funded from said escrow account and any remaining balance shall be released to Borrower. For avoidance of doubt, Borrower shall not be obligated to pay any extension fee in order for the terms of the immediately preceding sentence to become effective.

9.         Other Negative Covenants. While any obligation of Borrower or Guarantor under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

9.1         Liens on Property. Except as otherwise provided in this Agreement, Borrower shall not cause or suffer to become effective any lien, restriction or other title limitation affecting any part of the Property other than (i) the Security Instrument, the Assignment of Leases and the Permitted Encumbrances, and (ii) real estate and personal property taxes and assessments not delinquent. Borrower shall provide to Lender written evidence of the payment of all real estate and personal property taxes on or before such taxes become delinquent.

9.2         Liens on Personal Property. Borrower shall not install in, or use in connection with, the Property any Personal Property which any Person other than Lender has the right to remove or repossess under any circumstances, or on which any Person other than Lender has a lien.

9.3         Removal of Personal Property. Borrower shall not cause or permit the removal from the Property of any items of Personal Property (other than tools and equipment used in the development of the Project) unless (a) no Default has occurred and is continuing and no Event of Default has occurred, and (b) Borrower promptly substitutes and installs on the Property other items of equal or greater value in the operation of the Property, all of which items shall be free of liens (other than liens in favor of Lender or such other Person as Lender shall permit in writing) and shall be subject to the lien of the Security Instrument, and executes and delivers to Lender all documents required by Lender in connection with the attachment of such liens to such items. Borrower shall keep records of each such removal and shall make such records available to Lender upon written request from time to time.

9.4         Amendment of Organizational Documents. Neither the Operating Agreement nor the Articles of Organization of the Borrower shall be amended, supplemented or restated, in whole or in part, without the prior, written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed). Borrower shall deliver to Lender a copy of any amendment to the Operating Agreement or the Articles of Organization of the Borrower within [ten (10)] days after the execution of any such amendment, regardless of whether such amendment requires the prior written consent of Lender.

9.5         Management Agreement. Without the prior written consent of Lender, Borrower shall not enter into any agreement providing for the management, leasing or operation of any portion of the Property other than the Property Management Agreement.

9.6         Project Agreements. Except as expressly permitted under this Agreement or any other Loan Document, Borrower shall not enter into any new Project Agreement, or amend, modify, supplement, cancel or terminate any Project Agreement, without the prior written consent of Lender.

9.7         Limitations on Additional Indebtedness; Other Prohibited Transactions.

(a)         Except as expressly permitted herein, Borrower shall not, without the prior written consent of Lender granted in its sole discretion, incur any indebtedness of any kind.

(b)         Borrower shall not, without the prior written consent of Lender, engage directly or indirectly in any off balance sheet, hedge or derivative transactions, including without limitation, interest rate swaps and interest rate caps except with Lender and its affiliates and subsidiaries. In addition to the foregoing, Borrower shall not cause or allow the proceeds of the Loan to be invested.

9.8         [Intentionally deleted].

10.         Insurance, Casualty and Condemnation.

10.1        Insurance Coverage. For so long as the Security Instrument is in effect, Borrower shall continuously maintain insurance in accordance with the following provisions:

(a)         At its own cost, Borrower shall obtain and maintain at all times during the term of the Loan the insurance required by Lender pursuant to Exhibit J attached hereto. In addition, Borrower shall cause Lender to be named as a named insured under the policy or policies of insurance required by Lender (each a “Policy” or “Policies”) and Lender shall be identified in each policy as follows: Fifth Third Bank, its successors and/or assigns as their respective interests may appear. Borrower shall provide Lender with evidence of all such insurance required hereunder.

(b)         The Policies to be obtained and maintained by Borrower under the provisions of this Agreement shall be issued by responsible insurance carriers with a Best’s rating of no less than A/VII, licensed to do business in the State of Tennessee, who are acceptable to Lender and shall be in such form and with such endorsements (including a mortgagee clause in favor of Lender), waivers and deductibles (in no event to exceed $25,000.00 per occurrence) as Lender shall designate or approve. Without limitation on the foregoing:

(i)         All Policies shall name Borrower as the insured, and (with the exception of policies for workmen’s compensation insurance) shall name Lender as mortgagee and as an additional insured (under a standard non-contributing mortgagee protection clause, in form reasonably satisfactory to Lender, attached to such Policy or Policies whenever applicable, and providing, among other matters, that all Insurance Proceeds (as hereinafter defined) shall be paid to Lender).

(ii)        All Policies shall contain: (1) the agreement of the insurer to give Lender at least thirty (30) days’ written notice prior to cancellation or expiration of or change in such Policies, or any of them; (2) a waiver of subrogation rights against Lender and, if available Borrower; (3) an agreement that such Policies are primary and non-contributing with any insurance that may be carried by Lender; (4) a statement that the insurance shall not be invalidated should any insured waive in writing prior to a loss any or all right of recovery against any party for loss accruing to the property described in the Policy; and (5) if obtainable, a provision that no act or omission of Borrower shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained. As of the date hereof, and subject to any changes in such requirements which Lender may, in its discretion, make from time to time pursuant to its rights under this Section 10.1, each Policy of property insurance hereunder shall contain a lender’s loss payable endorsement, lender clause, or other non-contributory mortgagee clause of similar form and substance acceptable to Lender in favor of Lender as a mortgagee.

(c)         Concurrently herewith, Borrower shall deliver to Lender original Policies or certificates with Premiums prepaid evidencing the insurance required hereunder. Borrower shall procure and pay for renewals of such insurance (or shall cause the procurement and payment) from time to time before the expiration thereof, and Borrower shall deliver to Lender such original renewal Policies or certificates with Premiums prepaid at least thirty (30) days before the expiration of any existing Policy.

(d)         Borrower, for itself, and on behalf of its insurers, hereby releases and waives any right to recover against Lender on any liability for: damages for injury to or death of persons; any loss or damage to property, including the property of any occupant of the Property; any loss or damage to buildings or other improvements comprising the Property; any other direct or indirect loss or damage caused by fire or other risks, which loss or damage is or would be covered by the insurance required to be carried hereunder by Borrower, or is otherwise insured; or claims arising by reason of any of the foregoing, except to the extent caused solely by the gross negligence or willful misconduct of Lender.

(e)         Lender shall not, by reason of accepting, rejecting, obtaining or failing to obtain insurance, incur any liability for (i) the existence, non-existence, form, amount or legal sufficiency thereof, (ii) the solvency or insolvency of any insurer, or (iii) the payment of losses. All insurance required hereunder or carried by Borrower shall be procured at Borrower’s sole cost and expense. Borrower shall deliver to Lender receipts satisfactory to Lender evidencing full prepayment of the Premiums therefor, except to the extent Lender makes payments with Borrower’s deposits under Section 8.14 hereof (for the periods and payments so covered by such payments). In the event of foreclosure on, or other transfer of title in lieu of foreclosure of, the Property, all of Borrower’s interest in and to any and all Policies in force shall pass to Lender, or the transferee or purchaser as the case may be, and Lender is hereby irrevocably authorized to assign in Borrower’s name to such purchaser or transferee all such Policies, which may be amended or rewritten to show the interest of such purchaser or transferee.

(f)          If the Borrower fails to procure, pay the Premiums for, or deliver to the Lender any of the Policies or renewals as required herein, the Lender may elect, but shall not be obligated, to obtain such insurance and pay the Premiums therefor. The Borrower shall pay to the Lender on demand any Premiums so paid with interest thereon at the Default Rate set forth in the Note, from the time of the advance for such payment by the Lender, until paid to Lender, and said advance and interest shall be part of the Indebtedness.

(g)         Approval by the Lender of any Policies shall not be deemed a representation by the Lender as to the adequacy of coverage of such Policies or the solvency of the insurer.

10.2         Casualty Loss; Proceeds of Insurance.

(a)         The Borrower will give the Lender prompt written notice of any loss or damage to the Property, or any part thereof, by fire or other casualty.

(b)         In case of loss or damage covered by any one of the Policies in excess of $400,000.00 (the “Insurance Threshold”), the Lender is hereby authorized to settle and adjust any claim under such Policies (and after the entry of a decree of foreclosure, or a sale or transfer pursuant thereto or in lieu thereof, the decree creditor or such purchaser or transferee, as the case may be, are hereby authorized to settle and adjust any claim under such Policies) upon consultation with, but without requiring the consent of, the Borrower; and the Lender shall, and is hereby authorized to, collect and receipt for any and all proceeds payable under such Policies in connection with any such loss (collectively, the “Insurance Proceeds”). Borrower hereby irrevocably appoints Lender as its attorney-in-fact for the purposes set forth in the preceding sentence. Each insurance company is hereby authorized and directed to make payment (i) of 100% of all such losses (if such loss exceeds the Insurance Threshold) directly to Lender alone, and (ii) of 100% of all such losses (if such loss is less than or equal to the Insurance Threshold) directly to Borrower alone, and in no case to Borrower and Lender jointly. All reasonable costs and expenses incurred by the Lender in the adjustment and collection of any such Insurance Proceeds (including without limitation reasonable attorneys’ fees and expenses) shall be so much additional Indebtedness, and shall be reimbursed to the Lender upon demand or may be paid and deducted by the Lender from such Insurance Proceeds prior to any other application thereof. Lender shall not be responsible for any failure to collect any Insurance Proceeds due under the terms of any policy regardless of the cause of such failure, other than the gross negligence or willful misconduct of Lender.

(c)         Net Insurance Proceeds received by the Lender under the provisions of this Agreement or any instrument supplemental hereto or thereto or any Policy or Policies covering any Improvements or any part thereof shall be applied by the Lender at its option as and for a prepayment on the Note, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for restoration of such Improvements (“Restoration”), in which event the Lender shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the indebtedness evidenced by the Note. If Lender elects to permit the use of Insurance Proceeds to restore such Improvements it may do all necessary acts to accomplish that purpose, including advancing additional funds and all such additional funds shall constitute part of the Indebtedness. If Lender elects to make the Insurance Proceeds available to Borrower for the purpose of effecting the Restoration, or, following an Event of Default, elects to restore such Improvements, any excess of Insurance Proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment on the Note, without a prepayment fee or premium. No interest shall be payable to Borrower upon Insurance Proceeds held by Lender.

(d)         Notwithstanding the provisions of Section 10.2(c) above, Lender agrees to allow the Insurance Proceeds to be disbursed for Restoration provided: (i) no Default has occurred and is continuing and no Event of Default shall have occurred; (ii) Lender shall be satisfied in its sole and absolute discretion, that by expenditure of the Insurance Proceeds hereunder the Property damaged or destroyed shall be fully restored within a reasonable period of time to the condition and value contemplated by this Agreement and the Restoration Plans (as hereinafter defined), and all payments required under the Loan will continue to be paid as and when the same become due and payable; (iii) in Lender’s good faith judgment, such work of repair and Restoration can be completed in the ordinary course of business not later than the earlier of (A) three (3) months prior to the Maturity Date; (B) the outside date, if any, under any Lease or under any federal, state, county, municipal or other governmental statute, law, rule, order, regulation, ordinance, judgment, decree or injunction or any Permit, license, covenant, agreement, restoration or encumbrance; (iv) Lender shall have reviewed and approved Borrower’s plans and specifications for the repair and Restoration of the Property involving costs in excess of $400,000.00 (collectively, the “Restoration Plans”), Borrower’s architect and any general contractors, subcontractors and material suppliers employed to perform such work; (v) if so required by Lender in its sole and absolute discretion, all general contractors, all major subcontractors and material suppliers shall have supplied 100% performance and completion bonds; (vi) if the net Insurance Proceeds available are insufficient for payment of the full cost of Restoration or repair and the payments under the Loan during the completion period, as estimated by Lender, then Borrower shall have deposited with Lender sufficient additional funds to insure payment of all such costs, or made arrangements acceptable to Lender for such sufficient additional funds; (vii) rent loss or business interruption insurance is available to cover the full amount of any loss of income from the Property during its repair and Restoration; (viii) Borrower shall provide evidence of the implementation of builder’s risk coverage for the Property with coverage and in such amounts as Lender shall request and which otherwise complies with the insurance requirements set forth in Section 10.1 hereof; and (ix) Borrower shall have satisfied such other conditions as Lender may in good faith determine to be appropriate.

(e)         So long as any Indebtedness shall be outstanding and unpaid, and whether or not Insurance Proceeds are available or sufficient therefor, the Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence, the Restoration of the Property as nearly as possible to the same value, condition and character which existed immediately prior to such loss or damage in accordance with the Restoration Plans and in compliance with all legal requirements and if applicable, the requirements of all Leases. Any Restoration shall be effected in accordance with procedures to be first submitted to and approved by the Lender in accordance with Section 10.4 hereof. The Borrower shall pay all costs of such Restoration to the extent Insurance Proceeds are not made available or are insufficient.

10.3        Condemnation and Eminent Domain.

(a)         Any and all awards (the “Awards”) in excess of $100,000.00 heretofore or hereafter made or to be made to the Borrower (or any subsequent owner of the Property, or any part thereof) by any governmental or other lawful authority for the taking, by condemnation or eminent domain, of all or any part of the Property (including any award from the United States government at any time after the allowance of a claim therefor, the ascertainment of the amount thereto, and the issuance of a warrant for payment thereof), are hereby assigned by the Borrower to the Lender, which Awards the Lender is hereby authorized to collect and receive from the condemnation authorities, and the Lender is hereby authorized to appear in and prosecute, in the name of and on behalf of the Borrower, any action or proceeding to enforce any such cause of action in which an award in excess of $100,000.00 is sought and to make any compromise or settlement in connection therewith and to give appropriate receipts and acquittance therefor in the name and in behalf of the Borrower. The Borrower shall give the Lender immediate notice of the actual or threatened commencement of any condemnation or eminent domain proceedings affecting all or any part of the Property and shall deliver to the Lender copies of any and all papers served in connection with any such proceedings. All reasonable costs and expenses incurred by the Lender in the adjustment and collection of any such Awards (including without limitation reasonable attorneys’ fees and expenses) shall be so much additional Indebtedness, and shall be reimbursed with interest thereon to the Lender from any Award prior to any other application thereof. The Borrower further agrees to make, execute and deliver to the Lender, at any time upon request, free, clear, and discharged of any encumbrance of any kind whatsoever (other than Permitted Encumbrances), any and all further assignments and other instruments deemed necessary by the Lender for the purpose of validly and sufficiently assigning all Awards in excess of $100,000.00 and other compensation heretofore and hereafter made to the Borrower for any permanent taking, under any such proceeding.

(b)         The proceeds of any Award received by the Lender under the provisions of this Agreement or any instrument supplemental hereto shall be applied by the Lender at its option as and for a prepayment of the Indebtedness, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for Restoration of the Property or any portion thereof, in which event the Lender shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Indebtedness. If Lender elects to permit the use of the proceeds of an Award to restore the Property or any portion thereof, it may do all necessary acts to accomplish that purpose, including advancing additional funds, all such additional funds to constitute part of the Indebtedness. If Lender elects to make the proceeds of an Award available to Borrower for the purpose of effecting the Restoration, or, following an Event of Default, elects to restore such Improvements, any excess of such proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment of the Indebtedness, without a prepayment fee or premium. No interest shall be payable to Borrower upon such proceeds held by Lender.

(c)         Notwithstanding the provisions of Section 10.3(b) above, Lender agrees to allow the Award to be disbursed for Restoration provided: (i) all conditions to the use of casualty proceeds under Section 10.2(d) have been satisfied, and (ii) the condemnation, in the judgment of Lender, shall have no material adverse effect on the operation or value of the Property remaining after the condemnation is completed, and (iii) Borrower shall have satisfied such other conditions as Lender may in good faith determine to be appropriate.

(d)         So long as any Indebtedness shall be outstanding and unpaid, and whether or not Awards are available or sufficient therefor, the Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence the Restoration of the portion of the Property not so taken as nearly as possible to the same value, condition and character, which existed immediately prior to such taking in compliance with all legal requirements. Any Restoration of the Property involving costs in excess of $400,000.00 shall be effected in accordance with Restoration Plans to be first submitted to and approved by the Lender as provided in Section 10.4 hereof. The Borrower shall pay all costs of such Restoration to the extent the Award is not made available or is insufficient.

10.4        Disbursement of Insurance Proceeds and Awards.

(a)         All Insurance Proceeds and/or Awards received by the Lender as provided in Section 10.2 or Section 10.3 hereof shall, after payment or reimbursement therefrom of all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the Lender in the adjustment and collection thereof (collectively, the “Net Proceeds”), shall be deposited with the Lender, or such other depositary as may be designated by the Lender, and applied as provided in this Section.

(b)         Subject to Section 10.4(c) hereinbelow, the Lender may elect to apply the Net Proceeds to prepayment of the Indebtedness, whether then due or not. If the Indebtedness is not prepaid in full, then the Net Proceeds shall be applied to the installments of principal and interest in the inverse order of maturity.

(c)         All Net Proceeds which are not applied to the payment of the Indebtedness shall be applied to fund the payment of the costs, fees and expenses incurred for the Restoration of the Property as required under Section 10.2 or Section 10.3 hereof and such Net Proceeds shall be disbursed through the title company which has insured the lien of this Agreement to complete the Restoration; provided that the Lender shall receive the following:

(i)         Restoration Plans (unless the costs involved in such Restoration shall not exceed $400,000.00), which shall be subject to the reasonable approval of the Lender prior to the commencement of the Restoration.

(ii)        Such architect’s and engineer’s certificates, waivers of lien, contractor’s sworn statements, payment and performance bonds (if applicable), title insurance endorsements, plats of survey, opinions of counsel and such other evidences of cost, payment and performance as the Lender may reasonably require and approve.

(d)         If the Borrower shall fail to commence Restoration within thirty (30) days after the settlement of the claim involving loss or damage to the Property, and diligently proceed to complete Restoration in accordance with the Restoration Plans and all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any Governmental Authority which are applicable to Borrower or the Property, or if any other Event of Default shall occur hereunder at any time (whether before or after the commencement of such Restoration), all or any portion of the Indebtedness may be declared to be immediately due and payable and such Net Proceeds, or any portion thereof, then held, or subsequently received, by the Lender or other depositary hereunder may be applied, at the option and in the sole discretion of the Lender, to the payment or prepayment of the Indebtedness in whole or in part, or to the payment and performance of such obligations of the Borrower as may then be in default hereunder.

(e)         Any surplus which may remain out of such Net Proceeds after payment of all costs, fees and expenses of such Restoration shall be applied to prepayment of the Indebtedness, without the payment of a prepayment fee or prepayment premium.

11.	Defaults and Remedies.

11.1         Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)         Borrower fails to pay (i) any installment of principal or interest payable pursuant to the terms of the Note when due provided that no more than once in any twelve (12) months period, Borrower shall be entitled to notice from Lender of non-payment of such amount and shall have five (5) days after such notice to make such payment; or (ii) any other amount payable to Lender under the Note, this Agreement, the Security Instrument or any of the other Loan Documents within five (5) days after the date when any such payment is due in accordance with the terms hereof or thereof, provided that no more than once in any twelve (12) months period, Borrower shall be entitled to notice from Lender of non-payment of such amount and shall have five (5) days after such notice to make such payment; or

(b)         Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement, the Security Instrument or any of the other Loan Documents and not specifically described in this Section 11.1 or in the Default section of any other Loan Document, provided that Borrower shall be entitled to written notice from Lender of such failure and shall have thirty (30) days opportunity to cure, or such longer period as may be reasonably required (the “Notice and Cure Period”); or

(c)         The existence of any inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to the Lender by the Borrower, Manager or Guarantor, subject to the Notice and Cure Period; or

(d)         Borrower or any Manager or Guarantor is dissolved, liquidated or terminated, or all or substantially all of the assets of Borrower or any Manager or Guarantor are sold or otherwise transferred without Lender’s prior written consent; or

(e)         Borrower or any Manager or Guarantor is the subject of an order for relief by a bankruptcy court, or is unable or admits its inability (whether through repudiation or otherwise) to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Borrower or any Manager or Guarantor applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or any Manager or Guarantor, as the case may be, and the appointment continues undischarged or unstayed for sixty (60) days; or Borrower or any Manager or Guarantor institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, construction or similar proceeding relating to it or any part of its property; or any similar proceeding is instituted without the consent of Borrower or any Manager or Guarantor, as the case may be, and continues undismissed or unstayed for sixty (60) days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against any property of Borrower or any Manager or Guarantor and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(f)         Any Guaranty is repudiated, revoked or terminated in whole or in part without Lender’s prior written consent; or Guarantor claims that his, her or its Guaranty is ineffective or unenforceable, in whole or in part and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding; or

(g)         Guarantor (if a natural person) dies, unless a substitute Guarantor acceptable to Lender is provided within one hundred twenty (120) days thereof; or

(h)         The occurrence of any other Prohibited Transfer (as defined in the Security Instrument); or

(i)         The withdrawal, removal or substitution of the Manager; or

(j)         Lender or the Lender Consultant shall determine, after consultation with the Borrower, that any construction work theretofore completed is not in material compliance with the Plans, and Borrower shall fail to commence correction of the same to the satisfaction of Lender within thirty (30) days after written notice of such determination and thereafter diligently complete the same; or

(k)         (i) Unless caused by a Force Majeure Event, a discontinuance or abandonment of construction for a period of thirty (30) days, unless caused by a Force Majeure Event, a material failure to adhere to the Construction Schedule; or (ii) Construction Completion is not, or in Lender’s reasonable judgment will not be, achieved on or before the earlier of (1) the earliest date required under any Project Agreement, or (2) the Construction Completion Date; or

(l)         Borrower is enjoined or otherwise prohibited by any Governmental Agency from constructing and/or occupying the Improvements and such injunction or prohibition continues unstayed for thirty (30) days or more for any reason; or

(m)        The bankruptcy or insolvency of the General Contractor or any Subcontractor under a Subcontract with a value in excess of $100,00.00 (a “Major Subcontractor”), or the material breach by General Contractor or a Major Subcontractor of the General Contract or Subcontract, as applicable, and the failure of Borrower to procure a replacement General Contractor, or General Contractor to procure a replacement Subcontractor, as applicable, satisfactory to Lender within thirty (30) days from the occurrence of such bankruptcy, insolvency or breach; or

(n)         any material provision of this Agreement or the other Loan Documents shall at any time for any reason cease to be valid and binding on the Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be successfully contested by any Governmental Agency, or Borrower shall deny that it has any or further liability or obligation under this Agreement or the other Loan Documents; or

(o)         any default by the Borrower or any Guarantor in any payment of principal or interest due and owing upon any other obligations of the Borrower for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; or

(p)         Guarantor fails to perform any obligation (following any applicable notice and cure period) required to be performed by Guarantor under the Guaranty; or

(q)         All or any material portion of the Property is condemned, seized or appropriated by a Governmental Agency; or

(r)         The Property is materially damaged or destroyed by fire or other casualty unless Borrower establishes within sixty (60) days after such casualty its qualification under the terms of the Agreement or Security Instrument to use any available insurance proceeds to restore the Property and thereafter diligently restores the Property in accordance with this Agreement and the Security Instrument; or

(s)         The existence of any fraud, material dishonesty or bad faith by or with the acquiescence of Borrower, Manager or Guarantor which in any way relates to or affects the Loan or the Property; or

(t)         Failure by Borrower to deposit with Lender funds required to maintain the Loan In Balance within the time and in the manner herein required; or

(u)         The occurrence of any event specifically identified as an Event of Default in any other section of this Agreement or in any other Loan Document, subject to any applicable notice and cure period; or

(v)         The occurrence of an adverse change in the financial condition of Borrower or Guarantor which Lender reasonably determines will materially and adversely affect the ability of such person to perform its obligations under this Agreement or the Loan Documents; or

(w)        Either Borrower or Guarantor shall have a judgment entered against it, him or her in excess of One Hundred Thousand Dollars ($100,000.00) as to the Borrower and Two Hundred Fifty Thousand Dollars ($250,000.00) as to any Guarantor in any civil, administrative or other proceeding, which judgment is not fully covered by insurance, and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry; or

(x)         The termination of the General Contract, the Architect’s Contract or the Engineer’s Contract without Lender’s prior written consent; or

(y)         Failure to comply with the conditions set forth in Section 4.11 by the Construction Completion Date; or

(z)         The occurrence of a default under any Rate Management Agreement which is not cured within the Notice and Cure Period; or

(aa)       Except as expressly permitted under this Agreement or any other Loan Document, Borrower, Manager or Guarantor shall enter into or permit any modification, amendment or termination of any Project Agreement to which it is a party without the prior written consent of Lender; or

(bb)       The occurrence of any default by Borrower, Manager or Guarantor in the performance or observance of any agreement or covenant, or breach of any representation or warranty, contained in any Project Agreement, which shall not be cured by the breaching party within any applicable grace period set forth therein; or

(cc)       The failure to deliver any of the financial statements or compliance certificates when due pursuant to Section 8.7 of this Agreement; or

(dd)       Borrower, any Member or Guarantor defaults in any obligation to Lender other than in connection with the Loan, subject to any applicable cure period(s).

11.2        Remedies Upon Default. Upon the occurrence of any Event of Default, Lender shall take such action or actions as Lender may direct, at Lender’s option and in its absolute discretion, including, but not limited to, any or all of the following actions:

(a)         Terminate any obligation or responsibility on the part of Lender to make further advances of Loan Proceeds or of any other amounts held by Lender and constituting security for the Indebtedness pursuant to this Agreement or any other Loan Document;

(b)         Declare the outstanding principal balance of the Loan, together with all accrued interest thereon and other amounts owing in connection therewith, to be immediately due and payable in full, regardless of any other specified due date, and in the event of the occurrence of an Event of Default under Section 11.1(e) such principal and interest shall become immediately due automatically;

(c)         In its own right or by a court-appointed receiver, take possession of the Property, enter into contracts for and otherwise proceed with the completion of the Project, and pay the costs thereof out of the proceeds of the Loan; and in the event that such costs exceed the total of such funds, Lender shall have the right but not the obligation to pay such excess costs by expenditure of their own respective funds; and/or

(d)         Exercise any of its rights under the Loan Documents and any rights provided by Law, including the right to foreclose on any security and exercise any other rights with respect to any security, all in such order and manner as Lender elects in its absolute discretion.

11.3        Cumulative Remedies, No Waiver. Lender’s rights and remedies under the Loan Documents are cumulative and in addition to all rights and remedies provided by Law from time to time. The exercise or direction to exercise by Lender of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Lender in the exercise of any other right or remedy. No waiver of any default shall be implied from any omission by Lender to take action on account of such default if such default persists or is repeated. No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only for the time and to the extent stated. No waiver of any provision of any Loan Document shall be construed as a waiver of any subsequent breach of the same provision. The consent by Lender to any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary Lender’s consent to or approval of any subsequent act. Lender’s acceptance of the late performance of any obligation shall not constitute a waiver by Lender of the right to require prompt performance of all further obligations; Lender’s acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Lender’s right to proceed with the exercise of remedies for any unfulfilled obligations; and Lender’s acceptance of any partial performance shall not constitute a waiver by Lender of any rights relating to the unfulfilled portion of the applicable obligation.

12.        Miscellaneous.

12.1       Nonliability. Borrower acknowledges and agrees that:

(a)         the relationship among Borrower and Lender is and shall remain solely that of Borrower and Lender and Lender does not undertake or assume any responsibility to review, inspect, supervise, approve or inform Borrower of any matter in connection with the Project, including matters relating to: (i) the Plans, (ii) architects, engineers, contractors, subcontractors and materialmen, or the workmanship of or materials used by any of them, or (iii) the progress of the Project and its conformity with the Plans; and Borrower shall rely entirely on its own judgment with respect to such matters and acknowledges that any review, inspection, supervision, approval or information supplied to Borrower by Lender in connection with such matters is solely for the protection of Lender and that neither Borrower nor any third party is entitled to rely on it;

(b)         notwithstanding any other provision of any Loan Document: (i) Lender is not and shall be deemed a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of Borrower and Lender does not intend to ever assume any such status; (ii) Lender does not intend to ever assume any responsibility to any Person for the quality or safety of the Property, and (iii) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower;

(c)         Lender shall not be directly or indirectly liable or responsible in any way for any loss, cost, damage, penalty, expense, liabilities or injury of any kind to any Person or property resulting from any construction (including without limitation the construction of the Project) on, or development, occupancy, ownership, management, operation, possession, condition or use of, the Property (except to the extent proximately caused by Lender’s or Lender’s proven gross negligence or willful misconduct), including without limitation those resulting or arising directly or indirectly from: (i) any defect in any building or other onsite or offsite improvement; (ii) any act or omission of Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; or (iii) any accident on the Property or any fire or other casualty or hazard thereon; and

(d)         By accepting or approving anything required to be performed or given to Lender under the Loan Documents, including any certificate, financial statement, Survey, Appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by Lender to anyone.

12.2       Indemnification of the Lender.

(a)         To the fullest extent permitted by law, the Borrower agrees to indemnify, hold harmless and defend the Lender, and each of its officers, members, directors, officials, employees, attorneys and agents (collectively, the “Indemnified Parties”), against any and all losses, damages, claims, actions, liabilities, costs and expenses of any conceivable nature, kind or character (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under or any statutory law (including federal or state securities laws) or at common law or otherwise, arising out of or based upon or in any way relating to:

(i)         (i) (A) the making of the Loan; (B) a claim, demand or cause of action that any Person has or asserts against Borrower, any Member or Guarantor; (C) the payment of any commission, charge or brokerage fee incurred in connection with the Loan; (D) any act or omission of Borrower, any of their respective agents, employees, licensees, contractor, subcontractor or material supplier, engineer, architect or other Person with respect to the Loan or the Project; (E) the construction, development, ownership, occupancy, management, operation, possessing condition or use of the Property; (F) the Loan Documents, the Project Agreements, or the execution or amendment thereof, or in connection with any of the transactions contemplated thereby, including without limitation, the making of the Loan; and (G) any lien or charge upon payments by the Borrower to the Lender hereunder, or any taxes (including, without limitation, ad valorem taxes and sales taxes), assessments, impositions and other charges imposed in respect of all or any portion of the Property;

(ii)        any act or omission of the Borrower or any of its agents, contractors, servants, employees or licensees in connection with the Loan or the Project, the operation of the Property, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition, or construction of, the Project or any part thereof, and

(iii)        any violation of any environmental law, rule or regulation with respect to, or the release of any toxic substance from, the Property or any part thereof,

except (A) in the case of the foregoing indemnification of the Lender or any of the other Indemnified Parties to the extent such damages are caused by the gross negligence or willful misconduct of such Indemnified Party, or (B) in the case of the foregoing indemnification of the Lender or any of the other Indemnified Parties, to the extent such damages are caused by the gross negligence or willful misconduct of such Indemnified Party; and provided that this Section is not intended to give rise to a right of the Lender to claim payment of the principal and accrued interest with respect to the Loan as a result of an Indemnified Party claim. In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, the Borrower, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement in its reasonable discretion. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Borrower shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of the Borrower if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(b)         Notwithstanding any transfer of the Property to another owner in accordance with the provisions of this Agreement, the Borrower shall remain obligated to indemnify each Indemnified Party pursuant to this Section if such subsequent owner fails to indemnify any party entitled to be indemnified hereunder, unless such Indemnified Party has consented to such transfer and to the assignment of the rights and obligations of the Borrower hereunder.

(c)         The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to this Agreement shall survive the final repayment of the Loan. The provisions of this Section shall survive the termination of this Agreement.

12.3        Reimbursement of Lender. Borrower shall reimburse Lender for all Loan Expenses immediately upon written demand. Such reimbursement obligations shall bear interest following written demand at the Default Rate until paid, and shall be secured by the Security Documents. Such reimbursement obligations shall survive the cancellation of the Note and the release and reconveyance of the Loan Documents.

12.4        Obligations Unconditional and Independent. Notwithstanding the existence at any time of any obligation or liability of Lender to Borrower, or any other claim by Borrower against Lender in connection with the Loan or otherwise, Borrower hereby waives any right it might otherwise have (a) to offset any such obligation, liability or claim against Borrower’s obligations under the Loan Documents or (b) to claim that the existence of any such outstanding obligation, liability or claim excuses the nonperformance by Borrower of any of its obligations under the Loan Documents.

12.5        Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by overnight express carrier, addressed in each case as follows:

To the Lender:	Fifth Third Bank 424 Church Street, Suite 600 MD UTFC6B Nashville, Tennessee 37219 Attn: Grady E. Thurman, V.P.

With a copy to:	Stites & Harbison, PLLC 401 Commerce St., Suite 800 Nashville, TN 37219 Attn: Jeff King

To the Borrower:	23Hundred, LLC c/o Stonehenge Real Estate Group, LLC 3200 West End Avenue, Suite 500 Nashville, TN 37203 Attn: Todd Jackovich

With a copy to:	Jeff Hepper 503 East Friar Tuck Lane Houston, TX 77024

With a copy to:	Foltz Martin LLC 3525 Piedmont Road, Suite 750 Atlanta, GA 30305 Attn: Eric Wilensky

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Banking Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Banking Day following the day sent or when actually received.

12.6         Survival of Representations and Warranties. All representations and warranties of Borrower, Manager and Guarantor in the Loan Documents shall survive the making of the Loan and have been or will be relied on by Lender and Lender notwithstanding any investigation made by Lender or Lender, as the case may be.

12.7         Signs. Lender may place reasonable signs on the Property during the term of the Loan stating that financing is being provided by and through Lender and any other participant in the Loan.

12.8         No Third Parties Benefited. This Agreement is made for the purpose of setting forth rights and obligations of Borrower and Lender, and no other Person shall have any rights hereunder or by reason hereof.

12.9         Binding Effect, Assignment of Obligations. This Agreement shall bind, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns. Borrower shall not assign any of its rights or obligations under any Loan Document without the prior written consent of Lender, which consent may be withheld in Lender’s absolute discretion. Any such assignment without such consent shall be void.

12.10         Counterparts. Any Loan Document may be executed in counterparts, all of which, taken together, shall be deemed to be one and the same document.

12.11         Prior Agreements; Amendments; Consents. This Agreement (together with the other Loan Documents) contains the entire agreement among Lender and Borrower with respect to the Loan, and all prior negotiations, understandings and agreements (including, but not limited to, any commitment letter issued by Lender to Borrower) are superseded by this Agreement and such other Loan Documents. No modification of any Loan Document (including waivers of rights and conditions) shall be effective unless in writing and signed by the party against whom enforcement of such modification is sought, and then only in the specific instance and for the specific purpose given. Notwithstanding the foregoing, Lender shall have the right to waive or modify, conditionally or unconditionally, the conditions to its approvals and consents hereunder, without the consent of any party. Consents and approvals to be obtained from Lender shall be in writing.

12.12         Governing Law. All of the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee without regard to the conflicts of laws principles thereof; provided that if Lender has greater rights or remedies under federal law, then such right and/or remedies under federal law shall also be available to Lender.

12.13         Severability of Provisions. No provision of any Loan Document that is held to be unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of the Loan Documents are hereby declared to be severable.

12.14         Headings. Article and section headings are included in the Loan Documents for convenience of reference only and shall not be used in construing the Loan Documents.

12.15         Conflicts. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided however that, with respect to any matter addressed in both such documents, the fact that one document provides for greater, lesser or different rights or obligations than the other shall not be deemed a conflict unless the applicable provisions are inconsistent and could not be simultaneously enforced or performed.

12.16         Time of the Essence. Time is of the essence of all of the Loan Documents.

12.17       Participations, Pledges and Syndication and Securitization.

(a)         Lender may transfer, assign, sell and/or grant participations in the Loan or any of them at any time, in whole and in part, and may furnish any transferee, assignee, purchaser or participant or prospective transferee, assignee, purchaser or participant with any and all documents and information (including without limitation, financial information) relating to Borrower, any Member, Guarantor, and the Loan or any of them that Lender deems advisable in connection therewith; provided that Lender shall retain its obligation to fund the Loan as provided herein. Borrower’s indemnity obligations under the Loan Documents shall also apply with respect to any transferee, assignee, purchaser or participant and the directors, officers, agents and employees of any transferee, assignee, purchaser or participant. The Borrower, its Member and Guarantor or any of his, her, its or their respective Affiliates or subsidiaries shall not be given an opportunity to be a transferee, assignee, purchaser or participate under any circumstances without the prior, written consent of the Lender which may be withheld in its sole and absolute discretion.

(b)         In the event of any such transfer, assignment, sale or participation, the Lender and the parties to such transaction shall share in the rights and obligations of the Lender as set forth in the Loan Documents only as and to the extent they agree among, themselves; provided that Lender shall retain its obligation to fund the Loan as provided herein. In connection with any such transfer, assignment, sale or participation, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each transferee, assignee, purchaser, or participant, and upon written request by this Lender, Borrower shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such transfer, assignment, sale or participation, as the case may be.

12.18       Rights to Share Information. The Lender shall have the right to discuss the affairs of the Borrower with any Member thereof, any Guarantor and/or other third parties and to discuss the course of construction, lease-up, operation and management of the Project, the financial condition of the Borrower, any Guarantor and the Property, and to disclose any non-confidential information received by Lender regarding the Borrower, any Guarantor, the Property or any Member of the Borrower with any other Member of the Borrower, any Guarantor and/or other third parties, singularly or together, as Lender may choose in its sole and absolute discretion.

12.19       Pledge to Federal Reserve. Anything in this Agreement to the contrary notwithstanding, without notice to or consent of any party or the need to comply with any of the formal or procedural requirements of this Agreement, the Lender and/or any transferee, assignee, purchaser or participant may (to the fullest extent permitted under applicable law) at any time and from time to time pledge and assign any or all of its right, title and interest in, to and under all or any of the Loan or the Loan Documents to a Federal Reserve Bank.

12.20       Guaranties Unsecured. The Security Documents shall secure Borrower’s obligations under the Loan Documents. Notwithstanding the fact that the Loan Documents may now or hereafter include one or more Guaranties and/or other documents creating obligations of Persons other than Borrower, and notwithstanding the fact that any Security Document may now or hereafter contain general language to the effect that it secures “the Loan Documents,” no Security Document shall secure any Guaranty, or any other obligation of any Person other than Borrower, unless such Security Document specifically describes such Guaranty or other obligation as being secured thereby.

12.21        JURY WAIVER. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER AND LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

12.22         JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE COURTS OF DAVIDSON COUNTY, TENNESSEE, OR THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN ANY OF SUCH COURTS. BORROWER WAIVES ANY CLAIM THAT DAVIDSON COUNTY, TENNESSEE OR THE MIDDLE DISTRICT OF TENNESSEE IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY LENDER OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

12.23         Patriot Act. Lender (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Act.

12.24         Right of Setoff. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower’s right, title and interest in and to, Borrower’s accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all Indebtedness against any and all such accounts.

12.25         Times. All references of the time of performance of any obligation of the Borrowers or Guarantor contained herein or in any the Loan Documents shall mean Central Standard Time, Nashville, Tennessee.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

23HUNDRED, LLC, a Delaware limited liability company

By:	BR Stonehenge 23Hundred JV, LLC, a Delaware limited liability company, as its sole Member and Manager

	By:	Stonehenge 23Hundred JV Member, LLC, a Tennessee
limited liability company, as its Manager

		By:	Stonehenge 23Hundred Manager, LLC, a Tennessee
limited liability company, as its Manager

			By:	Stonehenge Real Estate Group, LLC, a
Georgia limited liability company,
as its Manager

				By:	/s/ Todd Jackovich
Todd Jackovich, as its Manager

LENDER:

FIFTH THIRD BANK, an
Ohio banking corporation

By:	/s/ Grady E. Thurman
Name: Grady E. Thurman
Title: Vice President

EXHIBIT A

LEGAL DESCRIPTION

Land located in the City of Berry Hill, Davidson County, Tennessee, being described in Deed Book 4065, page 206, Register’s Office for Davidson County, Tennessee, (“RODC”) and being more particularly described as follows:

Remote point of beginning being at the intersection of the South right of way of Bradford Avenue with the East right of way of Franklin Pike (8th Avenue South); thence North 71 degrees 0 minutes 43 seconds East 24.78 feet to a punch being the TRUE POINT OF BEGINNING; thence along said right of way of Bradford Avenue, North 71 degrees 00 minutes 43 seconds East a distance of 325.34 feet to a rebar; thence leaving said right of way and along Melpark Properties Management L.P. in Deed Book 11037, page 674, RODC, TN, South 18 degrees 32 minutes 05 seconds East a distance of 367.81 feet to a concrete monument on the North right of way of Melpark Drive; thence along said Melpark Drive the following courses and distances: South 71 degrees 04 minutes 25 seconds West a distance of 150.08 feet to a rebar; thence, South 74 degrees 00 minutes 07 seconds West a distance of 135.19 feet to a rebar; thence, South 71 degrees 07 minutes 14 seconds West a distance of 40.02 feet to a rebar, thence with a curve to the right having a radius of 25 feet; a central angle 89 degrees 58 minutes 46 seconds and an arc length of 39.26 feet to a concrete monument on the East right of way of Franklin Pike; thence along said right of way Franklin Pike, North 18 degrees 30 minutes 00 seconds West 310.77 feet to a rebar; thence with a curve to the right having a radius of 25 feet a central angle of 89 degrees 21 minutes 25 seconds and an arc length of 38.99 feet to the POINT OF BEGINNING; as shown on survey by Hopkins Surveying Group Drawing Number 2010-84-3 dated April 30, 2010.

Being the same property conveyed to 23Hundred, LLC by deed from Horsepower, J.V. of record as Instrument No. ____________________, Register’s Office for Davidson County, Tennessee.

A-1

EXHIBIT B

1.	Taxes for the year 2012 a lien, not yet due and payable.

2.	15 foot Easement for sewer adjacent to Bradford Avenue at the northeast corner of the premises as stated in Deed of record in Book 4065, Page 206, in the Register’s Office for Davidson County, Tennessee.

3.	Easement granted to Southern Bell Telephone & Telegraph Company of record in Book 4245, Page 488, in the Register’s office for Davidson County, Tennessee.

B-1

EXHIBIT C-1

BUDGET REALLOCATION REQUEST

BUDGET REALLOCATION REQUEST

Date:

Borrower :

Project:

All change orders and revisions to the approved original project costs must be submitted to the Bank and referenced on this form. All cost adjustments should be tracked through the contingency category of the project budget.

Below is a list of the current Budget Reallocations requested, together with explanantions and appropriate documentation to support this request.

Amount	From Category	To Category	Explanation codes

Change order/reallocations summary	Explanation codes

$ __________ current request	1. Adjust to Actual contracted sum
$ __________ prior requests	2. Increase due to material Change in Work
$ __________ total to date	3. Decrease due to material Change in Work
4. Increase for additional work/repairs
5.Cost savings on 100% completed category
6. New work/not included in original budget
7. Other: ____________________

The authorized signature below verifies that reallocations described above are approved by the borrower, are valid and reasonable, and that copies of related documentation in the form of change orders, invoices, or other appropriate support required by Fifth Third Bank are attached hereto.

Borrower:
Title:

C-1

EXHIBIT C-2

DISBURSEMENT REQUEST

Disbursement No. _________

The undersigned, on behalf of Borrower, hereby requests a Disbursement in the amount, and on the date, set forth below, pursuant to that certain Construction Loan Agreement (the “Agreement”) dated _____________, 20____, by and between _________________, a[n] ___________________ (“Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation (“Lender”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth for them in the Agreement.

REQUESTED AMOUNT: __________________________

REQUESTED DATE: ______________________________

Borrower hereby certifies as follows (all terms herein having the meanings set forth in the Agreement:

(a)         At the date hereof no suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, has been instituted or, to the knowledge of Borrower, is threatened, which in either case would substantially affect the condition or business operations of Borrower, except the following:

(b)         At the date hereof, no default or event of default under the Agreement or under any of the other Loan Documents has occurred and is continuing, and no event has occurred which, upon the service of notice and/or the lapse of time, would constitute an event of default thereunder, except the following:

[insert “None” if none]

(c)         The representations and warranties set forth in Section 5 of the Agreement are hereby reaffirmed and restated in all material respects, and Borrower represents and warrants to Lender that the same are true, correct and complete on the date hereof, except as to the following:

[insert “None” if none]

(d)         No material adverse change has occurred in the financial condition or in the assets or liabilities of Borrower or any Guarantor from those set forth in the latest financial statements for each furnished to Lender, except the following:

[insert “None” if none]

C-2

(e)         The progress of construction of the Project is such that it can be completed on or before the Construction Completion Date specified in the Agreement for the cost originally represented to Lender, except for the following:

[insert “No Change” if no changes]

(f)         The Loan, as of the date hereof, is in balance as required by the Agreement, and the undisbursed proceeds of the Loan, including the advance requested herein, are adequate and sufficient to pay for all labor, materials, equipment, work, services and supplies necessary for the completion of the Project, including the installation of all fixtures and equipment required for the operation of the Project, except for the following Project cost increases:

[insert “No Change” if no changes]

(g)         The labor, materials, equipment, work, services and supplies described herein have been performed upon or furnished to the Project in full accordance with the Plans, which have not been amended except as expressly permitted by the Agreement.

(h)         There have been no changes in the costs of the Project from those set forth on the Sworn Construction Cost Statement, as amended by any amendment thereto heretofore delivered by Borrower to Lender and approved by Lender, if such approval is required by the Construction Loan Agreement.

(i)         All bills for labor, materials, equipment, work, services and supplies furnished in connection with the Project, which could give rise to a mechanic’s lien if unpaid, have been paid or will be paid out of the requested advance.

(j)         All claims for mechanics’ liens which shall have arisen or could arise for labor, materials, equipment, work, services or supplies furnished in connection with the Project through the last day of the period covered by the requested advance have been effectively waived in writing, or will be effectively waived in writing when payment is made, or insured over through Lender’s title insurance policy, and such written waivers shall be delivered to Lender or its disbursing agent.

(k)         All funds advanced under the Agreement to date have been utilized as specified in the Disbursement Requests pursuant to which the same were advanced, exclusively to pay costs incurred for or in connection with acquiring, constructing and developing the Land and the Project, and Borrower represents that no part of the Loan Proceeds have been paid for labor, materials, equipment, work, services or supplies incorporated into or employed in connection with any project other than the Project. Borrower further represents that all funds covered by this Disbursement Request are for payment for labor, materials, equipment, work, services or supplies furnished solely in connection with said Project.

C-3

Borrower authorizes and requests Lender to charge the total amount of this Disbursement Request against Borrower’s Loan account and to advance from the proceeds of the Loan the funds hereby requested, and to make or authorize disbursement of said funds to or for the account of the persons or firms and in amounts up to, but not exceeding, the amounts listed herein, subject to the requirements of and in accordance with the procedures provided in the Agreement relating to the Loan. The advance made pursuant to this Disbursement Request is acknowledged to be an accommodation to Borrower and is not a waiver by Lender of any defaults or events of default under the Loan Documents or any other claims of Lender against Borrower, any Guarantor or the General Contractor.

The advances and disbursements on the attached sheets are hereby approved and authorized.

BORROWER:

23HUNDRED, LLC, a Delaware limited liability company

By:	BR Stonehenge 23Hundred JV, LLC, a Delaware limited liability company, as its sole Member and Manager

	By:	Stonehenge 23Hundred JV Member, LLC, a Tennessee
limited liability company, as its Manager

		By:	Stonehenge 23Hundred Manager, LLC, a Tennessee
limited liability company, as its Manager

			By:	Stonehenge Real Estate Group, LLC, a
Georgia limited liability company,
as its Manager

By:
Todd Jackovich, as its Manager

C-4

STATE OF	)

COUNTY OF	)

Before me, _________________________, a Notary Public of said County and State, personally appeared Todd Jackovich, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the Manager of Stonehenge Real Estate Group, LLC, a Georgia limited liability company, the Manager of Stonehenge 23Hundred Manager, LLC, a Tennessee limited liability company, the Manager of Stonehenge 23Hundred JV Member, LLC, a Tennessee limited liability company, the Manager of BR Stonehenge 23Hundred JV, LLC, a Tennessee limited liability company, the sole Member and Manager of 23Hundred, LLC, the within named bargainor, a Delaware limited liability company, and that he as such officer executed the foregoing instrument for the purposes therein contained, by signing the name of the company by himself as Manager.

Witness my hand and seal, at Office, this _______ day of October, 2012.

Notary Public

My Commission Expires:_____________

[ATTACH EXCEL SPREADSHEET]

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EXHIBIT D

LOAN DOCUMENTS

The instruments and documents required to be executed, acknowledged (if necessary for recording) and delivered to Lender and Lender, in each case in form and content satisfactory to Lender and Lender, as conditions precedent to closing, are as follows:

1.	Construction Loan Agreement

2.	Deed of Trust Security Instrument, Security Agreement, Fixture Filing and Assignment of Leases and Rents

3.	Assignment of Leases and Rents

4.	Guaranty of Payment

5.	Guaranty of Completion

6.	Environmental Indemnity Agreement

7.	Collateral Assignment and Subordination Of Property Management Agreement

8.	Rate Management Agreement and related documents

9.	Assignment of Plans, Specifications, Contracts, Agreements, Reports, Licenses and Permits

10.	Consent of General Contractor

11.	Consent of Architect

12.	Consent of Engineer

13.	Certificate of Architect

14.	Certificate of Engineer

15.	Security Agreement

16.	UCC-1 Financing Statement

17.	Access Indemnity Agreement

D-1

EXHIBIT E

APPROVED BUDGET

Total Project Costs	$33,670,000
Debt	$23,569,000
Equity	$10,101,000

Uses of Funds:
Land	$5,098,204
Hard Costs	$23,314,510
Predevelopment Costs	$796,000
FF&E	$302,500
Financing	$1,087,614
Soft Costs	$1,266,147
Contingency	$842,136
Developer Overhead	$962,889
$33,670,000

E-1

EXHIBIT F

DRAW SCHEDULE

F-1

Exhibit F to Construction Loan Agreement -

Draw Agreement

9/28/2012
FIFTH THIRD BANK	CONSTRUCTION LOAN AGREEMENT
Borrower: 23Hundred, LLC	Loan Amount:	23,569,000.00	Notes:	(f) = (c) + (e)	(l) = (f) - (g)
Filename: StonehengeDrawForm.xlsx				(g) = (i) + (j) + (k)	(h) = (g)/(f)
Draw #: 0	Date:	9/28/2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Item		Original	Current	Total	Revised	Completed		Previous	Current	Cumulative	Balance to
No.	Description	Budget	Adjustment	Adjustment	Budget	to date	%	Draws	Draw Req.	Retainage	Complete
1	Land Acquisition	5,000,000.00	0.00	0.00	5,000,000.00	0.00	0%	0.00	0.00	0.00	5,000,000.00
2	Land Closing Costs	98,204.00	0.00	0.00	98,204.00	0.00	0%	0.00	0.00	0.00	98,204.00
3	Project Feasibility Costs	55,000.00	0.00	0.00	55,000.00	0.00	0%	0.00	0.00	0.00	55,000.00
4	Design Costs	616,000.00	0.00	0.00	616,000.00	0.00	0%	0.00	0.00	0.00	616,000.00
5	Legal Costs	125,000.00	0.00	0.00	125,000.00	0.00	0%	0.00	0.00	0.00	125,000.00
6	Real Estate Taxes	401,324.00	0.00	0.00	401,324.00	0.00	0%	0.00	0.00	0.00	401,324.00
7	Insurance Costs	105,927.00	0.00	0.00	105,927.00	0.00	0%	0.00	0.00	0.00	105,927.00
8	Financing Fees and Costs	709,890.00	0.00	0.00	709,890.00	0.00	0%	0.00	0.00	0.00	709,890.00
9	Interest Reserve	392,724.00	0.00	0.00	392,724.00	0.00	0%	0.00	0.00	0.00	392,724.00
10	Government Costs	339,884.00	0.00	0.00	339,884.00	0.00	0%	0.00	0.00	0.00	339,884.00
11	Construction Hard Costs	23,314,510.00	0.00	0.00	23,314,510.00	0.00	0%	0.00	0.00	0.00	23,314,510.00
12	Miscellaneous Direct Costs	45,000.00	0.00	0.00	45,000.00	0.00	0%	0.00	0.00	0.00	45,000.00
13	FF&E Costs	302,500.00	0.00	0.00	302,500.00	0.00	0%	0.00	0.00	0.00	302,500.00
14	Operating Deficit Reserve	133,251.00	0.00	0.00	133,251.00	0.00	0%	0.00	0.00	0.00	133,251.00
15	Development Overhead	963,000.00	0.00	0.00	963,000.00	0.00	0%	0.00	0.00	0.00	963,000.00
16	Contingency	842,786.00	0.00	0.00	842,786.00	0.00	0%	0.00	0.00	0.00	842,786.00
17	Marketing	225,000.00	0.00	0.00	225,000.00	0.00	0%	0.00	0.00	0.00	225,000.00

TOTAL		33,670,000.00	0.00	0.00	33,670,000.00	0.00	0%	0.00	0.00	0.00	33,670,000.00
Less Borrower Upfront Equity		10,101,000.00	0.00	0.00	10,101,000.00	0.00	0%	0.00	0.00	0.00	10,101,000.00
Less Borrower Deferred Equity		0.00	0.00	0.00	0.00	0.00	0%	0.00	0.00	0.00	0.00
Less Unit Rental Income		0.00	0.00	0.00	0.00	0.00	0%	0.00	0.00	0.00	0.00
Less Other Income		0.00	0.00	0.00	0.00	0.00	0%	0.00	0.00	0.00	0.00
Loan Amount		23,569,000.00	0.00	0.00	23,569,000.00	0.00	0%	0.00	0.00	0.00	23,569,000.00

The Borrower hereby certifies and represents to Lender that:

(a)	the work and materials for which funds are herein requested are actually in place, and remaining funds (after subject draw) are sufficient to pay remaining costs to complete.
(b)	all bills for labor, material, services and supplies which constitute or could give rise to a mechanic’s lien if unpaid have been paid or will be paid out of the requested advance, and appropriate lien waivers or affidavits will be secured by the undersigned.

The Borrower authorizes and requests Fifth Third Bank to charge the total amount of this draw to the loan account and to disburse the proceeds of this advance in accordance with the Loan Agreement.

Borrower:	23Hundred, LLC
By;
Its:	Authorized Representative

F-2

EXHIBIT G

RENT ROLL

G-1

EXHIBIT H

INSURANCE REQUIREMENTS

1.	Property Insurance. For so long as any of the Debt is outstanding, Borrower shall continuously maintain property insurance in accordance with the following provisions:

(a)	Special Perils Form/All Risk Property Coverage. Borrower shall maintain property insurance with respect to the Improvements, Fixtures and Personal Property insuring against any peril now or hereafter included within the classification “All Risks of Physical Loss,” including, without limitation, losses from fire, lightning, building collapse, debris removal, windstorm, hail, explosion, smoke, aircraft and vehicle damage, riot, vandalism and malicious mischief, falling objects, impact of vehicles and aircraft, weight of snow, ice or sleet, collapse, mudslide, sinkhole, subsidence, tsunami, water damage and sprinkler leakage, in amounts at all times sufficient to prevent Borrower or Lender from becoming a co-insurer within the terms of the applicable law, but in any event such insurance shall be maintained in an amount equal to the full replacement cost of the Improvements, Fixtures and Personal Property. The term “replacement cost” means the actual replacement cost (without taking into account any depreciation and exclusive of excavations, footings and foundation, landscaping and paving) determined annually by an insurer, a recognized independent insurance agent or broker or an independent appraiser selected and paid by Borrower. The policy shall include an agreed amount endorsement or a waiver of the coinsurance requirement and an inflation guard endorsement.

(b)	Flood and Mudslide. Flood and mudslide insurance in amount equal to the lesser of (1) the amount required for one hundred percent (100%) of the full replacement value of the Improvements, Fixtures and Personal Property, with co-insurance clause if any, only as acceptable to Lender, or (2) the maximum limit of coverage available with respect to the Mortgaged Property under the Federal Flood Insurance Program; provided that such flood and mudslide insurance shall not be required if Borrower shall provide Lender with evidence satisfactory to Lender that the Mortgaged Property is not situated within an area identified by the Secretary of Housing and Urban Development (or any other appropriate governmental department, agency, bureau, board, or instrumentality) as an area having special flood or mudslide hazard, and that no flood or mudslide insurance is required on the Mortgaged Property by any regulations under which the Lender is governed;

(c)	Boiler and Machinery Coverage. Borrower shall maintain broad form, replacement cost basis boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery, equipment and air conditioning or heating units located in, on or about the Mortgaged Property and insurance against physical loss, rental loss, extra expense, expediting loss and loss of occupancy or use arising from any breakdown in such amounts as are generally required by institutional lenders for properties comparable to the Mortgaged Property.

H-1

(d)	Rent Loss/Business Interruption/Extra Expense. Borrower shall maintain business interruption and/or loss of “rental income” insurance in an amount sufficient to avoid any co-insurance penalty and to provide proceeds that will cover a period of not less than twelve (12) months from the date of casualty or loss, the term “rental income” to mean the sum of (i) the total then ascertainable rents escalations and all other recurring sums payable under the leases affecting the subject property and (ii) the total ascertainable amount of all other amounts to be received by Borrower from third parties which are the legal obligation of the tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy to that portion of the subject property then not being occupied. The policy shall include an agreed amount endorsement or a waiver of the coinsurance requirement.

(e)	Building Ordinance or Law. Borrower shall maintain building ordinance coverage in amount of at least 25% of the building coverage limit.

(f)	Builder’s Risk. Borrower shall maintain at all times during which structural construction, repair or alterations are being made with respect to the Mortgaged Property (1) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the commercial general liability insurance policy, and (2) the insurance provided for in subsection (a) above written on a builder’s risk completed value form (a) on a non-reporting basis, (b) against all risks of physical loss, including earthquake and flood, (c) including permission to occupy the subject property, and (d) with an agreed amount endorsement (including soft costs), specifications, blueprints/models, demolition, increased cost of construction and rental interruption for delayed opening as pertinent, waiving co-insurance provisions.

(g)	Terrorism Coverage. Upon Lender’s request, in the event that such coverage with respect to terrorist acts is not included as part of the insurance policy required by subsection (a) above, coverage against loss or damage by terrorist acts in an amount equal to one hundred percent (100%) of the full replacement value of the Improvements, Fixtures and Personal Property, with a co-insurance clause, if any, only as acceptable to Lender.

2.	Liability Insurance. For so long as any of the Debt is outstanding, Borrower shall continuously maintain liability insurance in accordance with the following provisions:

(a)	Commercial General Liability Insurance. Borrower shall maintain commercial general liability insurance, including bodily injury and property damage liability insurance against any and all claims, including all legal liability to the extent insurable and imposed upon Lender and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the subject property in amounts not less than $2,000,000 per occurrence per year and an excess/umbrella liability coverage in an amount not less than $10,000,000. Such liability insurance must be occurrence-based coverage, rather than claims made coverage. This insurance must stand on its own with no shared participation or proration and be on a following form basis.

H-2

(b)	Liquor Liability/Dram Shop. If alcoholic beverages are sold or served at the Mortgaged Property, by Borrower or tenants, Borrower shall maintain dram shop, host liquor liability of liquor liability coverage of at least Ten Million Dollars ($10,000,000) per occurrence and annual aggregate. The combination of primary and umbrella/excess liability policies can be obtained to satisfy these liability limits requirements.

(c)	Automobile. Borrower shall maintain automobile liability insurance if over the road vehicles, whether owned, hired or non-owned, are operated in conjunction with the Mortgaged Property. The combination of the primary automobile liability and applicable umbrella/excess liability must equal a minimum of Ten Million Dollars ($10,000,000) combined single limit.

(d)	Workers’ Compensation and Employer’s Liability Insurance. Borrower shall maintain workers’ compensation and employers’ liability insurance with respect to any work on or about the Mortgaged Property. Liability limits shall be a minimum of:

(i)	Workers Compensation – Statutory as required by state law

(ii)	Employers’ Liability –

Bodily injury by accident	$1,000,000 each accident
Bodily injury by disease	$1,000,000 each employee
Bodily injury by disease	$1,000,000 policy limit

3.	Additional Insurance. Borrower shall maintain such other insurance with respect to Borrower and the subject property against loss of damage of the kinds from time to time required by Lender. Without limitation to the foregoing, Borrower shall cause each Contractor to maintain General Liability insurance, including without limitation, products and completed operations and auto liability insurance, with limits of no less than $10,000,000 per occurrence and in the aggregate through primary and umbrella liability policies. Borrower shall also ensure that all subcontractors maintain similar coverage with limits appropriate to the hazard associated with their respective work on the Mortgaged Property (as defined in the Loan Agreement). All parties engaged in work on the Mortgaged Property shall maintain statutory Workers Compensation and employers liability insurance with limits of at least $1,000,000.

H-3